UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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May 29, 2015

Dear Shareholder:

The directors and officers of Emmis Communications Corporation join me in inviting you to attend the annual meeting of our shareholders on Thursday, July 9, 2015, at 11:00 a.m. local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, IN 46204. The formal notice of this annual meeting and the proxy statement appear on the following pages and are accompanied by a copy of our Form 10-K for the fiscal year ended February 28, 2015. After reading the proxy statement and other materials, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by marking, signing and returning a physical proxy card by mail, to ensure that your votes on the business matters of the meeting will be recorded.

We hope that you will attend this meeting. Whether or not you attend, we urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

We look forward to seeing you on Thursday, July 9, 2015.

Sincerely,

Jeffrey H. Smulyan

Chief Executive Officer, President

and Chairman of the Board

The accompanying proxy statement is dated May 29, 2015 and is first being mailed, along with the associated proxy card, to Emmis’ shareholders on or about May 29, 2015.

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EMMIS COMMUNICATIONS CORPORATION

INDIANAPOLIS, INDIANA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Emmis Communications Corporation will be held on Thursday, July 9, 2015, at 11:00 a.m. local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, IN 46204.

Holders of common stock will be asked to consider and vote on the following matters:

(1)	election of three directors to Emmis’ board of directors for terms of three years;

(2)	approval of the 2015 Equity Compensation Plan, as set forth in Exhibit A to the accompanying proxy statement;

(3)	ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 29, 2016; and

(4)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

Only shareholders of record at the close of business on May 1, 2015 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.

By order of the Board of Directors,

J. Scott Enright

Secretary

Indianapolis, Indiana

May 29, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on July 9, 2015:

The proxy statement and annual report are available at www.proxyvote.com.

Also available on the website are the Emmis proxy card, as well as additional voting information.

EMMIS COMMUNICATIONS CORPORATION

ONE EMMIS PLAZA

40 MONUMENT CIRCLE

INDIANAPOLIS, INDIANA 46204

PROXY STATEMENT

In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our,” “our company,” “the company” or “Emmis.”

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q: Why did I receive this proxy statement?

As an Emmis shareholder, you received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Thursday, July 9, 2015, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, IN 46204.

This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote my shares before the Annual Meeting?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the proxy card(s) on May 29, 2015, to all shareholders entitled to vote.

Q: What am I voting on?

If you hold shares of common stock, you are being asked to consider and vote on the following:

•	election of three directors to our board of directors for terms of three years; and

•	approval of the 2015 Equity Compensation Plan, As set forth in Exhibit A to this proxy statement; and

•	ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 29, 2016.

Q: Who is entitled to vote?

Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on May 1, 2015, the record date, are entitled to vote at the annual meeting. As of May 1, 2015, 39,335,607 shares of Class A common stock and 4,569,464 shares of Class B common stock were issued and outstanding. As of May 1, 2015, there were no shares of Class C common stock issued or outstanding.

Q: Has the board of directors made any recommendation with respect to each proposal?

The board of directors recommends that holders of common stock vote FOR Susan B. Bayh, Gary L. Kaseff and Patrick M. Walsh, the persons nominated by the board’s Corporate Governance and Nominating Committee to be elected by the holders of common stock as directors for terms of three years. The board of directors also recommends that holders of common stock vote FOR approval of the 2015 Equity Compensation Plan and FOR ratification of Ernst & Young LLP as our independent registered public accountants.

Q: What does it mean if I get more than one proxy card?

If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q: What are the voting rights of the common stock?

Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the holders of Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain “going private” transactions and other matters as provided by law.

At this annual meeting, the Class A and Class B common stock will vote together on the election of two directors, the approval of the 2015 Equity Compensation Plan, and the ratification of Ernst & Young LLP as our independent registered public accountants, and the Class A common stock will vote separately as a class on the election of one other director (the “Class A director”).

Q: How do I vote my shares before the Annual Meeting?

If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on July 8, 2015 by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

•	Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on July 8, 2015 by accessing the web site listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card. Your proxy must be received by the Secretary before the start of the meeting in order to be counted.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Q: If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?

Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under these rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accountants. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors or the approval of the 2015 Equity Compensation Plan. Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q: How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees for whom you are entitled to vote, FOR the approval of the 2015 Equity Compensation Plan, and FOR the ratification of Ernst & Young LLP as our independent registered public accountants.

Q: What is an “abstention” or a broker “non-vote” and how do they affect the vote?

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to approval of the 2015 Equity Compensation Plan or the ratification of Ernst & Young LLP as our independent registered public accountants will also have no effect on the outcome of the vote.

A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Ernst & Young LLP as our independent registered public accountants. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors or approval of the 2015 Equity Compensation Plan. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote.

Q: How can I change my vote?

You may revoke your proxy at any time before it is exercised by:

•	Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

•	Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on July 8, 2015; or

•	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Emmis Communications Corporation

One Emmis Plaza

40 Monument Circle

Indianapolis, Indiana 46204

Attention: J. Scott Enright, Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Q: Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes.

Q: What constitutes a quorum?

A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the items to be voted on by the common stock at the Annual Meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy).

Q: How many votes are needed for approval of each proposal?

Directors to be elected by the holders of common stock will be elected by a plurality of the votes cast by the holders of outstanding common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the director nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill two director positions and the Class A director nominee receiving the most votes of holders of Class A common stock, voting as a class, will be elected as a Class A director. Only votes cast FOR a nominee will be counted.

The approval of the 2015 Equity Compensation Plan and the ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 29, 2016 requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against the proposal by such holders of our outstanding Class A common stock and Class B common stock.

Q: What percentage of stock does our largest individual shareholder own and how does he intend to vote? What about executive officers and directors?

Jeffrey H. Smulyan, the Chairman, Chief Executive Officer and President, is our largest single shareholder, beneficially owning approximately 2.6% of our Class A common stock and 100% of our Class B common stock as of May 1, 2015. Mr. Smulyan has informed us that he intends to vote for each of the nominees for director and in favor of the proposals regarding approval of the 2015 Equity Compensation Plan and the ratification of the selection of Ernst & Young LLP as our independent registered public accountants. If he does so, the election of Messrs. Kaseff and Walsh and the proposals for approval of the 2015 Equity Compensation Plan and ratification of the selection of Ernst & Young LLP as our independent registered public accountants are expected to be approved because Mr. Smulyan controls approximately 54.2% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options). Mr. Smulyan is not permitted to vote his Class B common stock with regard to Mrs. Bayh, the Class A director to be elected solely by the holders of Class A common stock, but he has informed us that he intends to vote his Class A common stock for her election.

All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 58.5% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options or unconverted preferred stock).

Q: Does Emmis offer an opportunity to receive future proxy materials electronically?

Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Electronic delivery saves Emmis money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online. Emmis charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q: Who can attend the Annual Meeting?

All shareholders as of May 1, 2015 can attend.

Q: How can I obtain directions to attend the annual meeting in person?

If you need directions to the location of the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q: What do I do if I have additional questions?

If you have any questions prior to the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

FORWARD-LOOKING STATEMENTS

This Proxy Statement includes or incorporates “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	competition from new or different technologies;

•	increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions or to consummate dispositions;

•	changes in audience measurement systems;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

In addition, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

PROPOSAL 1: ELECTION OF DIRECTORS

Three directors are to be elected by the holders of common stock. Susan B. Bayh, Gary L. Kaseff and Patrick M. Walsh have each been nominated for a term of three years and until their respective successors have been elected and qualified. Messrs. Kaseff and Walsh will be elected by the Class A and Class B common stock voting together as a single class. Mrs. Bayh will be elected by the Class A common stock voting as a class. Mrs. Bayh and Messrs. Kaseff and Walsh are all members of the present board of directors.

If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

Name, Age, Principal Occupation(s) and

Business Experience

Nominated for a term expiring in 2018:

Susan B. Bayh,(1) Age 55

Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Dendreon Corporation, a biotechnology company. Previously, she served as a director for Esperion Therapeutics, Inc., Novavax, Inc., Cubist Pharmaceuticals, Inc., MDRNA (formerly Nastech), and Dyax Corp., each of which is a pharmaceutical company, as well as Wellpoint, Inc., a Blue Cross/Blue Shield company; and Curis, Inc., a therapeutic drug development company.

Gary L. Kaseff, Age 67

Mr. Kaseff served as our Executive Vice President and General Counsel until his resignation in March 2009. He remains employed by Emmis. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners Major League Baseball team and partner with the law firm of Epport & Kaseff.

Patrick M. Walsh, Age 48

Mr. Walsh became Executive Vice President and Chief Financial Officer of Emmis in September 2006 and added the position of Chief Operating Officer in December 2008. Mr. Walsh came to Emmis from iBiquity Digital Corporation, the developer and licensor of HD Radio technology, where he served as Chief Financial Officer and Senior Vice President from 2002 to 2006. Prior to joining iBiquity, Mr. Walsh was a management consultant for McKinsey & Company, and served in various management positions at General Motors Acceptance Corporation and Deloitte LLP.

Directors whose terms expire in 2017:

Richard A. Leventhal, Age 68

Mr. Leventhal is President and majority owner of LMCS, LLC, an investment, management and consulting company. Previously, Mr. Leventhal co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years. He also serves as a board member of several nonprofit organizations.

Peter A. Lund,(1) Age 74

Mr. Lund is a private investor and media consultant who formerly served as Chairman and Chief Executive Officer of Eos International, Inc., a holding company. Mr. Lund has over 40 years of broadcasting experience and most recently served as President and Chief Executive Officer of CBS Inc., and President and Chief Executive Officer of CBS Television and Cable. He is a director of The DIRECTV Group, Inc., a communications company; Crown Media Holdings, Inc., an owner and operator of cable television channels; and Eos International, Inc., a library automation and knowledge management company.

Lawrence B. Sorrel, Age 56

Mr. Sorrel is Managing Partner of Tailwind Capital where he has worked since 2002. From 1998 to 2002, Mr. Sorrel was a general partner of Welsh, Carson, Anderson & Stowe. Prior to May 1998, he was a Managing Director of Morgan Stanley and the firm’s private equity affiliate, Morgan Stanley Capital Partners, where he had been employed since 1986.

Directors whose terms expire in 2016:

James M. Dubin, Age 68

Mr. Dubin was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, LLP for 30 years until his retirement in 2012. Since his retirement he has engaged in private consulting work through Madison Place Partners, LLC. He also serves as a senior advisor, board member and member of the audit committee for Conair Corporation, a manufacturer and marketer of health and beauty products and kitchen and electronic appliances, and a board member for several nonprofit organizations.

Greg A. Nathanson, Age 68

Mr. Nathanson served as our Television Division President before resigning in October 2000. He is currently a media consultant. Mr. Nathanson has over 30 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998; as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996; and as General Manager of the Fox television station KTTV from 1988 to 1992. In addition, he was President of all the Fox Television stations from 1990 to 1992.

Jeffrey H. Smulyan, Age 68

Mr. Smulyan founded Emmis in 1979 and is our Chairman, Chief Executive Officer and President. Mr. Smulyan began working in radio in 1973, and has owned directly or indirectly one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners Major League Baseball team. In addition to serving as a board member for other nonprofit organizations, he is former Chairman of the Radio Advertising Bureau and serves as a Trustee of his alma mater, the University of Southern California.

(1)	Independent director elected by the holders of the Class A common stock voting as a separate class.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote “FOR” Susan B. Bayh, Gary L. Kaseff and Patrick M. Walsh, the persons nominated by the Corporate Governance and Nominating Committee to be elected by the holders of common stock as directors.

The Corporate Governance and Nominating Committee believes that well functioning boards consist of a diverse collection of individuals that bring a variety of complementary skills. Although the board of directors does not have a formal policy with regard to the consideration of diversity in identifying directors, diversity is one of the factors that the Corporate Governance and Nominating Committee may, pursuant to its charter, take into account in identifying director candidates. The Corporate Governance and Nominating Committee generally considers each director eligible for nomination in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a body, possesses the appropriate mix of skills and experience to oversee our business. Depending on current membership of our board of directors, the Corporate Governance and Nominating Committee also may decide to seek or give preference to a qualified candidate who is female or adds to the ethnic diversity of the board. The experience, qualifications, attributes, or skills that led the Corporate Governance and Nominating Committee to conclude that each of the members of the board of directors nominated by the Corporate Governance and Nominating Committee should serve on the board are generally described below:

Susan B. Bayh

Mrs. Bayh is a lawyer with extensive experience in corporate governance and regulatory matters. She has served as a director of several large and small companies in the highly-regulated pharmaceutical and insurance industries. Her experience as a Commissioner of the International Joint Commission of the United States and Canada also provides international relations perspective relevant to our past, and consideration of future, operations in foreign regulatory environments.

James M. Dubin

Mr. Dubin is a lawyer with over 30 years of experience advising businesses on large corporate and securities transactions. During that time, he served for 11 years as chairman of his firm’s finance committee, with responsibility for oversight of the financial affairs of an enterprise with over $500 million in revenues. He has served as a director of Carnival Corporation & PLC and Conair Corporation and as a member of Conair Corporation’s audit committee. His experience with financial markets and complex financing transactions, corporate governance and executive compensation matters, and mergers and acquisitions is helpful to us.

Gary L. Kaseff

Mr. Kaseff is a lawyer with extensive knowledge of the legal issues arising in the broadcast and publishing industries. His professional sports management experience is also helpful in the context of our sports broadcasting operations at certain of our radio stations.

Richard A. Leventhal

Mr. Leventhal is the former owner and operator of a small business, with experience in financial and operational issues affecting organizations, as well as management and development experience. He also brings the perspective to the board of a substantial segment of our local advertisers.

Peter A. Lund

Mr. Lund has over 40 years of experience in the broadcasting industry, with particular concentration in the ownership and operation of radio and television stations. He is also familiar with radio and television network operations.

Greg A. Nathanson

Mr. Nathanson has extensive experience in the broadcasting industry, encompassing both individual station and network operations. He also has an insider’s view of the operation of our company, having served as an executive officer until 2000.

Jeffrey H. Smulyan

Mr. Smulyan is the founder and Chief Executive Officer of Emmis, with extensive broadcasting experience. His experience ranges from running an individual radio station to chairing significant broadcast industry groups. He has developed with the Emmis team a variety of new and highly successful radio formats that contributed to the company’s growth and sustained the company during economic downturns. As our Chief Executive Officer and a recognized industry leader, Mr. Smulyan provides the board with information about the daily operations of the company as well as strategic insights into the broadcast industry and future trends that will likely affect the company’s operations. His experience with sports management and as a former director of a retail company are also valuable to the company’s programming operations and customer relations activities.

Lawrence B. Sorrel

Mr. Sorrel has over 20 years of experience in the investment banking and private capital industries, including the purchase, sale and financing of individual broadcast properties and broadcasting groups. He has extensive experience in arranging and structuring financings for enterprises worldwide, including enterprises with credit profiles similar to ours. In addition, Mr. Sorrel’s experience in the private equity industry adds a long-term strategic perspective to the board’s deliberations.

Patrick M. Walsh

Mr. Walsh serves as the company’s Chief Financial Officer and Chief Operating Officer. In addition to his background in finance, accounting and operations, Mr. Walsh has experience as a management consultant and has served in financial and operations capacities in a business that sold technology to the radio industry. He offers the board an inside view of the company’s finances and operations along with a strategic perspective on aspects of the radio broadcasting industry’s future.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

As of May 1, 2015, there were 39,335,607 shares of our Class A common stock and 4,569,464 shares of our Class B common stock issued and outstanding. The Class A common stock is entitled to an aggregate of 39,335,607 votes and the Class B common stock is entitled to an aggregate of 45,694,640 votes. The following table shows, as of May 1, 2015, the number of shares and percentage of our Common Stock held by each person known to us to own beneficially more than five percent of the issued and outstanding Common Stock, by the executive officers named in the beneficial ownership table below and our directors, and by our executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, IN 46204.

	Class A Common Stock			Class B Common Stock
Five Percent Shareholders, Directors, Nominee and Certain Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Total Voting Power
Jeffrey H. Smulyan	1,048,598	(1)	2.6%	4,569,464	(15)	100.0%	54.5%
Susan B. Bayh	304,304	(2)	*	—		—	*
Richard F. Cummings	560,430	(3)	1.4%	—		—	*
James M. Dubin	80,246	(4)	*	—		—	*
J. Scott Enright	233,588	(5)	*	—		—	*
Gary L. Kaseff	417,938	(6)	1.1%	—		—	*
Richard A. Leventhal	611,174	(7)	1.5%	—		—	*
Gregory T. Loewen	373,932	(8)	*	—		—	*
Peter A. Lund	703,447	(9)	1.8%	—		—	*
Greg A. Nathanson	786,484	(10)	2.0%	—		—	*
Lawrence B. Sorrel	711,535	(11)	1.8%	—		—	*
Patrick M. Walsh	534,379	(12)	1.4%	—		—	*
Zazove Associates, LLC	2,161,307	(13)	5.3%	—		—	2.5%
All Executive Officers and Directors as a Group (12 persons)	6,366,055	(14)	15.3%	4,569,464		100.0%	59.6%

*	Less than 1%.
(1)	Consists of 9,194 shares held in the 401(k) Plan, 322,668 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control, 3,000 shares held by Mr. Smulyan as trustee for his niece over which Mr. Smulyan exercises or shares voting control, 30,625 shares held by The Smulyan Family Foundation over which Mr. Smulyan shares voting and dispositive control, and 671,991 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 112,500 are restricted stock subject to forfeiture if certain conditions are not satisfied. Mr. Smulyan has pledged 239,948 shares of Class A common stock to a financial institution.
(2)	Consists of 117,717 shares owned individually and 186,587 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(3)	Consists of 394,973 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 7,197 shares held in the 401(k) Plan, and 150,000 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 249,999 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(4)	Consists of 72,927 shares owned individually and 7,319 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(5)	Consists of 44,514 shares owned individually, 4,073 shares held in the 401(k) Plan and 185,001 shares represented by stock options exercisable currently or within 60 days of May 1, 2015.
(6)	Consists of 238,624 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 2,604 shares held in the 401(k) Plan, and 171,953 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 6,585 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(7)	Consists of 402,500 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 1,487 shares held in an IRA, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 186,587 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(8)	Consists of 193,241 shares owned individually, 691 shares held in the 401(k) Plan and 180,000 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 60,000 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(9)	Consists of 516,860 shares owned individually and 186,587 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(10)	Consists of 555,897 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children and 186,587 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 4,390 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(11)	Consists of 525,948 shares owned individually and 185,587 shares represented by stock options exercisable currently or within 60 days of May 1, 2015. Of the shares owned individually, 2,195 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(12)	Consists of 529,398 shares owned individually and 4,981 shares held in the 401(k) Plan. Of the shares owned individually, 134,100 are restricted stock subject to forfeiture if certain conditions are not satisfied.
(13)	Information concerning these shares was obtained from Form 13F covering the quarter ended December 31, 2014 filed January 28, 2015 by Zazove Associates LLC, whose address is 1033Skokie Blvd., Suite 310, Northbrook, IL 60062. Based on information in the Form 13F, their ownership consists of 1,079,897 shares of Class A common stock and 443,270 shares of 6.25% Series A Convertible Preferred Stock, which is convertible into 1,081,410 whole shares of Class A common stock. An amendment to Schedule 13D was filed by Zazove Associates on December 20, 2013 showing the same ownership of Class A common stock and Series A Convertible Preferred Stock but calculating a slightly higher beneficial ownership of Class A common stock based on conversion of the Series A Convertible Preferred Stock. The company believes that Zazove used a rounded conversion ratio to compute the beneficial ownership number in the 13D, which accounts for the slight difference between the 13D and the amount reflected in the table.
(14)	Includes 2,298,199 shares represented by stock options exercisable currently or within 60 days of May 1, 2015.
(15)	Mr. Smulyan has pledged 1,931,621 shares of Class B common stock to a financial institution. Under the terms of our articles of incorporation, if any of these shares are transferred to a third party as a result of this pledge, they would automatically convert into an equivalent number of shares of Class A common stock and thereafter be entitled to only one vote per share.

CORPORATE GOVERNANCE

General

Emmis aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our shareholders and other constituents. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The board of directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Corporate Governance and Nominating Committee Charter and our Auditor Independence Policy, please visit the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Independent Directors

Our board of directors currently consists of nine members. Of these, our board has determined that five (Mrs. Bayh and Messrs. Dubin, Leventhal, Lund and Sorrel) qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc. In addition, Emmis is a “Controlled Company” as defined in the Nasdaq listing standards because more than 50% of the company’s voting power is held by one individual. The company is, therefore, pursuant to Nasdaq Marketplace Rule 5615(c)(2), exempt from certain aspects of Nasdaq’s listing standards relating to independent directors. Nevertheless, the company has voluntarily complied with such rules and a majority of the members of the board of directors are “independent directors” under Nasdaq rules.

Code of Ethics

Emmis has adopted a Code of Business Conduct and Ethics to document the ethical principles and conduct we expect from our employees, officers and directors. A copy of our Code of Business Conduct and Ethics is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Leadership Structure, Lead Director and Risk Oversight

The Emmis bylaws provide that the Chairman of the Board shall be the Chief Executive Officer of the corporation. The board believes that this structure is in the best interest of the company at this time because it makes the best use of the Chief Executive Officer’s extensive knowledge of the company and its industry and also facilitates communication between management and the board of directors.

Our independent directors appointed Richard A. Leventhal as the “Lead Director” effective March 1, 2011. In that role, Mr. Leventhal is responsible for coordinating and leading the independent directors, presiding over executive sessions of the independent directors and acting as a liaison between the independent directors and the rest of the board of directors and Emmis management.

The board of directors expects the company’s management to take primary responsibility for identifying material risks the company faces and communicating them to the board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the board, and integrating risk management into the company’s decision-making processes. The board, principally through the Audit Committee, regularly reviews information regarding the company’s credit, liquidity and operational risks as well as strategies for addressing and managing such risks. In addition, the Compensation Committee monitors the company’s compensation programs so that such programs do not encourage excessive risk-taking by company employees.

Communications with Independent Directors

Any employee, officer, shareholder or other interested party who has an interest in communicating with the Lead Director or any other Emmis independent directors regarding any matter may do so by directing communication to Mr. Leventhal as the Lead Director addressed to Lead Director, c/o Corporate Secretary, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, by facsimile to (317) 684-5583, or by e-mail message to LeadDirector@emmis.com. The communication will be delivered to the independent directors as appropriate. For matters related to nominations or corporate governance, a communication should specify that it is directed to the Corporate Governance and Nominating Committee. For matters related to finance or auditing, a communication should specify that it is directed to the Audit Committee. For matters related to compensation, a communication should specify that it is directed to the Compensation Committee. Messages for any director or the board of directors as a whole may be delivered through the Lead Director as well.

Certain Committees of the Board of Directors

Our board of directors currently has several committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee.

Audit Committee. The Audit Committee’s primary responsibility is to engage our independent auditors and otherwise to monitor and oversee the audit process. The Audit Committee also undertakes other related responsibilities as summarized in the Report of the Audit Committee below and detailed in the Audit Committee Charter, which is available in the Corporate Governance section of our website (www.emmis.com) located under the

Investors heading. The board of directors has determined that the members of the Audit Committee, Richard A. Leventhal (chair), James M. Dubin, Peter A. Lund and Lawrence B. Sorrel, are independent directors under the Securities Exchange Act of 1934 and the Nasdaq listing standards. The board of directors has also determined that Lawrence B. Sorrel is an “Audit Committee financial expert” as defined in rules adopted under the Securities Exchange Act of 1934. The Audit Committee held five meetings during the last fiscal year.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibility is to assist the board of directors by (1) evaluating and assessing corporate governance issues affecting Emmis and (2) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders. The Corporate Governance and Nominating Committee charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The Corporate Governance and Nominating Committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The Corporate Governance and Nominating Committee concentrates its focus on candidates with the following characteristics and qualifications, though not necessarily limited thereto:

•	Chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as independent directors.

The Corporate Governance and Nominating Committee will consider and evaluate potential nominees submitted by holders of our Class A common stock to our corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the Corporate Governance and Nominating Committee from other sources.

In its assessment of each potential candidate, including those recommended by shareholders, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Corporate Governance and Nominating Committee also may consider the extent to which the candidate would fill a present need on the board of directors. Typically, after conducting an initial evaluation of a candidate, the Corporate Governance and Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director and may ask the candidate to meet with other directors and management. If the Corporate Governance and Nominating Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate’s nomination as a director.

The members of the Corporate Governance and Nominating Committee are Susan B. Bayh (chair), James M. Dubin and Richard A. Leventhal, all of whom are “independent directors” under Nasdaq standards. The Corporate Governance and Nominating Committee held two meetings during the last fiscal year.

Compensation Committee. The Compensation Committee provides a general review of our compensation and benefit plans to ensure that our corporate objectives are met, establishes compensation arrangements and approves compensation payments to our executive officers, and generally administers our stock option and incentive plans. The Compensation Committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The members of the Compensation Committee are Peter A. Lund (chair), Susan B. Bayh, James M. Dubin and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq standards. The Compensation Committee held three meetings during the last fiscal year.

Executive Committee. The Executive Committee has the authority to manage the business of the corporation to the same extent that the board of directors has the authority to manage the business of the corporation except to the extent that the executive committee’s powers may be limited by Ind. Code § 23-1-34-6(e). The members of the Executive Committee are Jeffrey H. Smulyan (chair), Susan B. Bayh, James M. Dubin, Richard A. Leventhal and Lawrence B. Sorrel. The Executive Committee held no meetings during the last fiscal year.

Meeting Attendance

During our last fiscal year, our board of directors held five meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

We believe that communication between our shareholders and the members of our board of directors is enhanced by the opportunity for personal interaction at our annual meeting of shareholders. Accordingly, we encourage the members of our board of directors to attend our annual meeting of shareholders whenever possible. All of the nine members of our board of directors attended our annual meeting of shareholders held on July 10, 2014.

Compensation of Directors

Directors who are not officers of Emmis are compensated for their services at the rate of $3,000 per board of directors meeting attended in person, $1,500 per board of directors meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. These fees are paid in the form of Class A common stock after the end of each calendar year. The per share price used for payment of these fees is established using the market value of Emmis Class A common stock prior to the end of the previous fiscal year, discounted by 20% to the extent the director attends at least 75% of the board and committee meetings applicable to the director. Each of our non-officer directors attended a sufficient number of meetings to receive the discount for the calendar year ended December 31, 2014. In addition, each director who is not an officer or employee of Emmis receives a $30,000 annual retainer, the chair of our Audit Committee receives a $10,000 annual retainer, the chair of our Compensation Committee receives a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $3,000 annual retainer. These annual retainers were paid in cash for fiscal 2015. In addition, directors who are not officers of Emmis are entitled to receive annually 2,195 shares of restricted stock and options to purchase 7,317 shares of Class A common stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest on the earlier of the end of the director’s three-year term or the third anniversary of the date of grant. Our directors are also eligible to participate in our health insurance plan by paying the same rate charged for Continuation Coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986.

In the table below, we have set forth information regarding compensation for the fiscal year ended February 28, 2015, received by each of our directors as of February 28, 2015 who is not an officer of Emmis. The dollar amounts in the table below for stock and option awards are the grant date fair market values associated with such awards.

2015 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)	All Other Compensation	Total
Susan B. Bayh	$33,000	$25,027	$11,440	—	$69,467
James M. Dubin	30,000	32,396	11,440	—	73,836
Gary L. Kaseff	30,000	15,817	11,440	(4)	57,257
Richard A. Leventhal	43,000	31,475	11,440	(5)	85,915
Peter A. Lund	35,000	26,870	11,440	—	73,310
Greg A. Nathanson	30,000	15,817	11,440	(5)	57,257
Lawrence B. Sorrel	30,000	26,870	11,440	—	68,310

(1)	On July 10, 2014, each director named in the table above received a grant of 2,195 restricted shares, having an aggregate date of grant fair value of $6,146 using the closing price as of the date of grant. In the following table we set forth for each named director the number of unrestricted shares the director received on January 2, 2015, for meetings held during 2014:

Name	Shares
Mrs. Bayh	10,374
Mr. Dubin	14,423
Mr. Kaseff	5,314
Mr. Leventhal	13,917
Mr. Lund	11,387
Mr. Nathanson	5,314
Mr. Sorrel	11,387

(2)	At February 28, 2015, each named director had the following number of shares of restricted stock which were scheduled to vest on the following dates:

Name	Shares	Vesting Date
Mrs. Bayh	6,585	Annual meeting for Fiscal 2015
Mr. Dubin	4,390	Annual meeting for Fiscal 2016
Mr. Kaseff	6,585	Annual meeting for Fiscal 2015
Mr. Leventhal	2,195	Annual meeting for Fiscal 2017
Mr. Lund	2,195	Annual meeting for Fiscal 2017
Mr. Nathanson	4,390	Annual meeting for Fiscal 2016
Mr. Sorrel	2,195	Annual meeting for Fiscal 2017

(3)	In the following table we have set forth information regarding options held by each named director as of February 28, 2015. Options vest on the earlier of the dates shown, or the day before the annual meeting for the fiscal year in which the date shown falls.

Name	Number of Shares Underlying Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mrs. Bayh	7,317	2.80	7/10/2024	1/3 on each of 7/10/15, ’16 & ‘17
	7,317 7,317	2.60 1.96	7/10/2023 11/5/2022	1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	Fully Vested
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317 7,317	0.28 1.70	7/14/19 7/15/18	Fully Vested Fully Vested
Mr. Dubin	7,317 7,317 7,317	2.80 2.60 1.96	7/10/2024 7/10/2023 11/5/2022	1/3 on each of 7/10/15, ’16 & ‘17 1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
Mr. Kaseff	7,317 7,317 7,317	2.80 2.60 1.96	7/10/2024 7/10/2023 11/5/2022	1/3 on each of 7/10/15, ’16 & ‘17 1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	Fully Vested
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested

Name	Number of Shares Underlying Options #	Option Exercise Price $	Option Expiration Date	Option Vesting Date
Mr. Leventhal	7,317 7,317 7,317	2.80 2.60 1.96	7/10/2024 7/10/2023 11/5/2022	1/3 on each of 7/10/15, ’16 & ‘17 1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	Fully Vested
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Lund	7,317 7,317 7,317	2.80 2.60 1.96	7/10/2024 7/10/2023 11/5/2022	1/3 on each of 7/10/15, ’16 & ‘17 1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	Fully Vested
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Nathanson	7,317 7,317 7,317	2.80 2.60 1.96	7/10/2024 7/10/2023 11/5/2022	1/3 on each of 7/10/15, ’16 & ‘17 1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	Fully Vested
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested
Mr. Sorrel	7,317 7,317 7,317	2.80 2.60 1.96	7/10/2024 7/10/2023 11/5/2022	1/3 on each of 7/10/15, ’16 & ‘17 1/3 on each of 7/10/14, ’15 & ‘16 1/3 on each of 11/5/13, ’14 & ‘15
	50,000	1.63	5/2/2022	1/3 on each of 5/2/13, ’14 & ‘15
	7,317	1.03	7/13/2021	Fully Vested
	100,000	1.15	3/4/2021	Fully Vested
	7,317	0.48	12/17/20	Fully Vested
	7,317	0.28	7/14/19	Fully Vested
	7,317	1.70	7/15/18	Fully Vested

(4)	During fiscal 2015, as a non-officer employee of the company Mr. Kaseff earned $123,400 in employee salary and he received $3,434 in 401(k) plan matching contributions.

(5)	Messrs. Leventhal and Nathanson participated in our health insurance plan, paying the COBRA continuation coverage rate which is 102% of the cost of the plan on a per participant basis. Their participation in our health plan ceased as of January 31, 2015, subject to COBRA continuation coverage as required by law.

Transactions with Related Persons

Prior to 2002, the Company had made certain life insurance premium payments for the benefit of Mr. Smulyan. The Company discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, the Company retains the right, upon Mr. Smulyan’s death, resignation or termination of employment, to recover all of the premium payments it had made, which total $1,119,000.

Review and Approval of Related Party Transactions

Our board of directors has adopted a written policy for review, approval and monitoring of transactions between the company and “related parties.” Related parties are directors, executive officers, nominees to become a director, any person beneficially owning more than 5% of any class of our stock, immediate family members of any of the foregoing, and any entity in which any of the forgoing persons is employed or is a general partner or principal or in which the person has a 10% or greater beneficial ownership interest. The policy covers transactions involving amounts exceeding $120,000 in which a related party had, has or will have a direct or indirect interest.

Procedures. The related party is required to notify our legal department of the facts and circumstances of any proposed related party transaction. The legal department makes an initial determination of whether the transaction is subject to the policy. If the legal department determines that the policy is applicable, the transaction is referred to our Audit Committee. Either the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings, considers the facts and circumstances of the proposed transaction and determines whether to approve the transaction. The Audit Committee or the chair, as the case may be, considers, among other things:

•	The benefits of the transaction to the company;

•	The impact of the transaction on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties.

The Audit Committee may seek bids, quotes or independent valuations from third parties in connection with assessing a related party transaction. The Audit Committee or the chair may approve only transactions that they determine are in, or are not inconsistent with, the best interest of the company.

Ratification. If a transaction that was not a related party transaction when it was entered into becomes a related party transaction, or our CEO, CFO or General Counsel become aware that a transaction that was not approved is a related party transaction, they must promptly submit the transaction for review by the Audit Committee, or the chair of the Audit Committee between Audit Committee meetings.

Annual Review. From time to time, the Audit Committee will review previously approved related party transactions that have a remaining term of six months or more or remaining amounts involved in excess of $120,000. Based on the factors described above, the Audit Committee determines whether to continue, modify or terminate the transaction.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is composed of four directors whom the board of directors has determined are “independent directors” as defined by Nasdaq listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter may be found in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. As required by Nasdaq listing standards, the Audit Committee has determined that its charter is adequate. The Audit Committee has also determined that its members meet the financial literacy requirements of Nasdaq listing standards.

Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended February 28, 2015, the Audit Committee engaged Ernst & Young LLP to serve as the company’s independent auditor.

The Audit Committee has met and held discussions with management and Ernst & Young LLP. Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended February 28, 2015 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board.

The board of directors, upon the recommendation of the Audit Committee, has adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the company, requires prior approval of the Audit Committee for any services provided by the company’s independent auditor, limits the hiring by the company of former employees of the company’s independent auditor who have worked on the Emmis account and requires enhanced disclosure both to the Audit Committee and to shareholders of matters related to auditor independence.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee (or the chairman of the Audit Committee with respect to engagements of less than $100,000) approves in advance all engagements of the company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.

Based on these discussions and reviews, the Audit Committee determined that the audited financial statements for the company’s last fiscal year should be included in our company’s Form 10-K, and made a formal recommendation to the board of directors to that effect.

Richard A. Leventhal, Chair

James M. Dubin

Peter A. Lund

Lawrence B. Sorrel

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed description of our executive compensation policy, our Compensation Committee’s process for setting executive compensation, the elements of our compensation program, the factors the committee considered when setting executive compensation for the fiscal year ended 2015 and how the company’s results affected incentive compensation payments for the most recent fiscal year for our Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers, which we refer to as a group as the “Named Executive Officers.”

Executive Compensation Policy

The Compensation Committee oversees our executive compensation program. The Compensation Committee membership is determined by the board, and is composed of non-employee independent directors. The Compensation Committee establishes compensation arrangements and approves compensation payments to Mr. Smulyan and our other executive officers, and generally administers our equity compensation plans and annual corporate incentive plans. With respect to compensation decisions affecting executive officers other than Mr. Smulyan, the Compensation Committee typically receives input from our CEO, COO/CFO and General Counsel in the course of making its decisions. With respect to compensation decisions affecting non-executive officers and employees, the Compensation Committee has delegated this authority to Mr. Smulyan and the other executive officers, provided such authority is exercised in accordance with any parameters established by the Compensation Committee.

The Compensation Committee bases its executive compensation programs on the following objectives:

•	Compensation for our executive officers should in most cases be based on multi-year employment agreements because such agreements have historically assisted us in retaining our key officers and the committee believes they enable us to focus the officers’ efforts and energies on enhancing the long-term value of our company. These employment agreements generally contain at least the following components:

•	base salary;

•	annual performance bonus;

•	cash- or stock- based contract completion or multi-year incentive bonus;

•	stock option awards;

•	change in control and severance agreements; and

•	where permitted by law, post-term non-competition and non-interference provisions.

•	Compensation should be based on the level of job responsibility, as well as individual and company performance, and should generally reward effective performance. As executives progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance, because the performance of senior executives is more likely to affect the company’s results.

•	Compensation should reflect a balance between the prior compensation of the executive and the value of the job in the marketplace. With a leadership team that has been with the company for several years, compensation is largely based upon each executive’s prior compensation and takes into account changes in duties, as well as their recent contributions, both individually and as a group. At the same time, the Compensation Committee recognizes that in order to attract and retain highly skilled executives, we must remain competitive with the pay offered by other employers who compete with us for talent.

The Committee’s Processes

The Compensation Committee meets on a regularly scheduled basis at least two times per year, and often more frequently as the Compensation Committee deems necessary or desirable. Members of the Compensation Committee discuss compensation matters with our CEO, our COO/CFO, our General Counsel, and among themselves informally throughout the year. This informal process facilitates the on-going monitoring of the appropriateness of our executive compensation packages and serves to prepare the Compensation Committee members for the formal meetings so that definitive compensation decisions can be more easily made at such meetings. While the Compensation Committee has the authority to engage independent compensation consultants, it has not done so in the past several years.

The Compensation Committee is involved in compensation considerations throughout the year. All of our executive officers are employed under employment agreements, most of which are multi-year agreements. Thus, on an annual basis, the Compensation Committee usually evaluates the terms of a new employment agreement for at least one of our executive officers. In addition, our employment agreements provide for annual bonus targets to be established by the Compensation Committee and for the Compensation Committee to certify the extent to which the targets were attained. Our CEO, COO/CFO and General Counsel usually make recommendations to the Compensation Committee and provide the Compensation Committee with information that the committee has requested or that they deem appropriate. However, deliberations involving the employment agreement of the CEO, COO/CFO or General Counsel are always conducted without such person present at that portion of the Compensation Committee meeting. While no formal process for determining compensation is prescribed in the Compensation Committee’s charter or otherwise, this informal process has evolved.

The process of determining compensation also involves the Compensation Committee’s consideration of executive compensation levels of other broadcasting companies, our principal industry. While the Compensation Committee does not have a policy regarding benchmarking, when establishing compensation levels the Compensation Committee does consider publicly available compensation data of other broadcasters in order to obtain a general understanding of compensation of other executive officers in the broadcasting industry. In fiscal 2015, the committee reviewed compensation data as compiled from proxy statements filed in 2014 as a ‘market check’ of overall compensation and did consider the extensive use of discretionary bonuses by other broadcasters in determining to add a discretionary component to our 2016 Corporate Incentive Plan. The following companies were included in the data reviewed: Beasley Broadcast Group, Inc., Cumulus Media, Inc., Entercom Communications Corp., Entravision Communications Corp., Gray Television, Inc., Nexstar Broadcasting Group, Inc., Radio One, Inc., Saga Communications, Inc., Salem Communications Corp., Sinclair Broadcast Group, Inc. and Spanish Broadcasting System, Inc.

Components of Executive Compensation for Fiscal 2015

For fiscal 2015, the compensation of executives consisted of four primary components – base salary, a performance bonus under our 2015 Corporate Incentive Plan, equity grants in the form of stock options and restricted shares, and a benefits package. In the case of most executive officers, the compensation also includes a bonus that is payable in cash or stock upon the completion of the executive’s employment agreement, although in the past two years we have moved away from cash-based contract completion bonuses, supplanting them with increases in base compensation and restricted stock grants. While the compensation arrangements are different for each executive, the Compensation Committee believes that this program, as a whole, balances the mix of cash and equity compensation, the mix of currently paid and longer-term compensation, and the security of insurance and other benefits in a way that furthers the compensation objectives discussed above. In particular, the Compensation Committee believes that the program:

•	reflects each executive’s job responsibilities by providing the highest compensation potential to Mr. Smulyan, our CEO, the next highest compensation potential to Mr. Walsh, our COO/CFO, and roughly comparable compensation over time to Messrs. Cummings, Enright and Loewen, our President of Radio Programming, General Counsel and Publishing Division President/Chief Strategy Officer, respectively;

•	incentivizes the individual performance of each of the executive officers to complete the term of their respective employment agreements, to help the company achieve its annual EBITDA budget and to work to increase over time the share price of the company’s common stock; and

•	rewards executives for their contributions to the company’s performance.

Base Salary. Base salary is the guaranteed element of executives’ annual cash compensation. The value of base salary reflects the employee’s role and responsibilities, long-term performance, skill set and the market value of that skill set. Base salaries for the named executives were fixed for fiscal 2015 in accordance with each executive’s employment agreement.

2015 Corporate Incentive Plan. Annual bonuses to our executive officers for the fiscal year ended February 28, 2015 were paid under our 2015 Corporate Incentive Plan and were based entirely on the attainment of specified EBITDA performance goals. The EBITDA performance goals are the same as the amounts set forth in the company’s 2015 budget, and the plan is the same annual bonus plan in which all of the company’s full-time corporate employees participate. Under the 2015 plan, the committee:

1)	determined the extent to which pre-established quarterly and annual Radio EBITDA, Publishing EBITDA, and Total Company EBITDA performance goals were achieved, with EBITDA calculated as follows: net revenues (excluding revenues from the company’s Digonex Technologies, Inc. subsidiary), less station operating expenses (excluding depreciation and amortization, non-cash compensation, adjustments attributable to changes in accounting policies and amounts accrued or paid under the 2015 plan, contributions to NextRadio, LLC for payments to Sprint, and expenses of Digonex Technologies, Inc.), less corporate overhead (if not included in station operating expenses above, and also excluding depreciation and amortization, non-cash compensation, and amounts accrued or paid under the 2015 plan or other discretionary bonus arrangements approved by the committee, contributions to NextRadio, LLC for payments to Sprint, and expenses of Digonex Technologies, Inc.), less minority interest of net revenues and station operating expenses, less trade income/loss, plus severance, contract termination expenses, expenses related to the amendment of the company’s credit agreements, and legal or professional fees and expenses associated with preferred stock and Hungary litigation-related activities,

2)	awarded a quarterly bonus of up to 20% of each participant’s annual target bonus amount to each participant based upon the extent to which the year-to-date quarterly performance goal was achieved using a graded scale in which 16% is paid upon attaining 95% of the performance goal and 20% is paid upon attaining 100% of the performance goal, with no quarterly bonus paid if less than 95% of the quarterly performance goal is achieved, and

3)	awarded an annual bonus of up to 100% of each participant’s annual target bonus amount (less any previously paid quarterly bonuses) to each participant based upon the extent to which the annual performance goal was achieved using a graded scale in which 70% is paid upon attaining 90% of the performance goal and 100% is paid upon attaining 100% of the performance goal, with no annual bonus paid if less than 90% of the annual performance goal is achieved, and with the committee having discretion to withhold any award to the extent it determines that payment would impair the company’s liquidity.

The 2015 plan also provided for an excess bonus pool of 10% of the amount by which Total Company EBITDA for the year exceeds the Total Company EBITDA goal for the year, with each participant in the plan who achieves their specified annual EBITDA goal eligible to participate in the excess bonus pool in proportion to their annual target bonus amount. There was no excess bonus pool under the 2015 plan because Total Company EBITDA did not exceed the performance goal for the year. Quarterly bonuses, if any, are paid following certification of the goal by the Compensation Committee and the filing of the company’s quarterly report on Form 10-Q for the applicable quarter. Annual bonuses, if any, are paid following certification of the goal by the Compensation Committee and the filing of the company’s annual report on Form 10-K. Bonuses are generally expected to be paid in cash, but may be paid in shares of the company’s Class A common stock if the Compensation Committee determines to do so. Bonuses paid for the first, second and third quarters under the 2015 plan were paid in cash, with the annual bonus paid in shares of our Class A common stock. The 2015 plan is generally designed to comply with Internal Revenue Code Section 162(m) to maximize the tax deductibility of any bonuses paid under the plan, and is administered under our 2012 Equity Compensation Plan.

The Compensation Committee made certain changes in the 2015 Corporate Incentive Plan from the 2014 plan, namely, (1) changed the standards for attaining the annual performance goals from 95% to 90%, setting the lower end of the graded scale at 70% payout in the event of attaining 90% of the annual performance goal, (2) excluded from the applicable EBITDA calculations payments by the company to its NextRadio, LLC subsidiary that are used to fund payments to Sprint in connection with the radio industry’s efforts to increase the activation of FM radio chips in mobile devices, and (3) excluded from the applicable EBITDA calculations severance, restructuring and certain other unbudgeted expenses. At the same time, the Compensation Committee expressly increased its discretion to not pay or to reduce bonuses otherwise earned under the 2015 plan. The Compensation Committee’s goal with these changes was to increase the probability that bonuses paid to executive officers would qualify for deductibility under Section 162(m) of the Internal Revenue Code, while at the same time allowing the Compensation Committee increased flexibility to withhold or reduce payments in its discretion.

The Compensation Committee generally uses the company’s EBITDA budget for the fiscal year as the basis for its principal measure of company performance. The Compensation Committee believes EBITDA provides a meaningful comparison of operating performance between companies in the industry, is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing companies. By measuring against the EBITDA budget for the fiscal year, the Compensation Committee believes that the targets are more likely to reflect the current macroeconomic environment and what the board of directors has determined to be the appropriate prospects for the company’s business in the fiscal year.

The following tables set forth the quarterly and annual EBITDA goals and target bonuses for each of the Named Executive Officers, as well as the actual EBITDA attained under the 2015 plan and the actual bonuses paid to Named Executive Officers under the 2015 plan:

Performance Goals	Q1		YTD Q2		YTD Q3		Annual
	Original Goal	Actual	Original Goal	Actual	Original Goal	Actual	Original Goal	Actual
Total Company EBITDA	$10,399	$10,759	$23,132	$21,242	$37,234	$33,943	$43,949	$36,590
Radio EBITDA	$13,703	$13,336	$29,222	$26,575	$43,261	$38,868	$52,917	$44,580
Publishing EBITDA	$(419)	$(60)	$(505)	$(355)	$2,355	$2,635	$2,258	$2,428

Participant	Q1 Award		Q2 Award		Q3 Award		Performance Goal
	Target	Actual	Target	Actual	Target	Actual
Jeffrey H. Smulyan	$231,250	$231,250	$231,250	—	$231,250	—	Total Company EBITDA
Richard F. Cummings	$57,000	$50,160	$57,000	—	$57,000	—	Radio EBITDA
J. Scott Enright	$41,375	$41,375	$41,375	—	$41,375	—	Total Company EBITDA
Gregory T. Loewen	$42,200	$42,200	$42,200	$42,200	$42,200	$42,200	Publishing EBITDA
	$8,440	$8,440	$8,440	—	$8,440	—	Total Company EBITDA
Patrick M. Walsh	$61,200	$61,200	$61,200	—	$61,200	—	Total Company EBITDA
	$61,200	$53,856	$61,200	—	$61,200	—	Radio EBITDA

Participant	Annual Award			Performance Goal
	Target*	Actual	Total Paid for Fiscal Year
Jeffrey H. Smulyan	$462,500	—	$231,250	Total Company EBITDA
Richard F. Cummings	$114,000	—	$50,160	Radio EBITDA
J. Scott Enright	$82,750	—	$41,375	Total Company EBITDA
Gregory T. Loewen	$84,400	$84,400	$211,000	Publishing EBITDA
	$16,880	—	$8,440	Total Company EBITDA
Patrick M. Walsh	$122,400	—	$61,200	Total Company EBITDA
	$122,400	—	$53,856	Radio EBITDA

* The target bonus amount assumes all bonuses for the prior three quarters were paid in full. If they were not paid, the participant has the ability to receive any unpaid quarterly bonus in addition to the amount listed.

2012 Equity Compensation Plan. The Compensation Committee awards the equity component of executive compensation under our 2012 Equity Compensation Plan. Most of our officer’s employment agreements provide for a grant of stock options and restricted stock, and specify the grant and vesting dates therein. To the extent not set forth in the employment agreement, the grant date is generally tied to the date on which the company makes equity awards to other full-time employees (typically at the beginning of our fiscal year), with the options usually becoming exercisable in three equal annual installments on the first, second and third anniversaries of the date of grant or at the end of three years. In any case, the exercise price of our options is equal to the fair market value of our shares on the date of grant. Restricted shares typically vest on the third anniversary of the initial grant or at the completion of the executive officer’s employment agreement. However, the committee from time to time also awards restricted shares under the 2012 plan in lieu of cash compensation and, in such cases, typically, issues such shares without any vesting restrictions.

Perquisites. The company provides certain perquisites or personal benefits to its executive officers. Under their employment agreements, most of the company’s executive officers receive a monthly automobile allowance and reimbursement for certain life, disability and long-term care insurance. As full-time employees, the executives also receive health insurance, life and disability insurance, and matching contributions to the company’s 401(k) plan. The executive officers’ participation in these company-wide benefit programs is on the same terms as our other full-time employees. At its discretion, the company will also reimburse the relocation expenses of new hires that must move to one of the company’s locations.

Supplemental Bonus. On May 20, 2014, the committee exercised its discretion to award bonuses for the fiscal year ended February 28, 2014 to Messrs. Smulyan, Walsh, Loewen, Cummings and Enright in the amount of $405,000, $156,000, $14,760, $44,554, and $72,306, respectively. These supplemental bonuses equal the amount that the participants would have earned under the 2014 Corporate Incentive Plan had payments to Sprint for the inclusion of the company’s NextRadio application on Sprint mobile devices been excluded from the plan, less the amount of bonuses previously paid under the 2014 plan. In approving the bonuses, the committee noted the exceptional year delivered by the company’s radio and publishing divisions in fiscal 2014, that the agreement with Sprint was signed in the middle of the fiscal year after the 2014 plan had been adopted, that the Sprint agreement presented a tremendous opportunity for the company and its investment in the NextRadio application, and that advancing shortfalls in the payments to Sprint that were originally intended to be paid by other members of the U.S. radio industry served the company’s best interests.

Fiscal 2015 Named Executive Officer Compensation

Jeffrey H. Smulyan, Chairman, President and CEO. Mr. Smulyan serves as our principal executive officer pursuant to an employment agreement dated December 26, 2012. The general terms of the employment agreement are described under the heading “Executive Compensation– Employment Agreements”. During fiscal 2015, Mr. Smulyan received base salary, annual incentive compensation, equity compensation, and other benefits in accordance with the terms of that agreement. Mr. Smulyan’s contractual base salary increased approximately 2.8% from his contractual base salary the prior year, which had the corresponding effect of increasing his target bonus under the 2015 Corporate Incentive Plan. As with other executive officers, Mr. Smulyan’s incentive compensation was based upon the formulas established under our 2015 Corporate Incentive Plan, with his performance goal based entirely upon Total Company EBITDA (as defined in the plan) because his principal responsibilities are to the performance of the entire company. He also received the supplemental bonus for 2014 discussed above. On March 1, 2013, Mr. Smulyan received a grant of 400,000 restricted shares of our Class A common stock that vests in varying amounts at the end of each fiscal year during the term of the employment agreement. On March 1, 2014, 175,000 of such restricted shares vested. In accordance with the terms of his employment agreement, on March 5, 2014, Mr. Smulyan also received a grant of options to purchase 150,000 shares of our Class A common stock with an exercise price equal to the fair market value of our stock on the date of grant.

Patrick M. Walsh, Executive Vice President, CFO and COO. Mr. Walsh serves as our Chief Operating Officer and Chief Financial Officer pursuant to an employment agreement effective as of September 4, 2013. The general terms of the agreement are described under the heading “Executive Compensation—Employment Agreements.” Under the agreement, Mr. Walsh’s base salary increased to $612,000, which is 2% over his base salary for the prior year and is the average percentage merit increase received by our other corporate level employees. This increase had a corresponding effect of increasing his target bonus under the 2015 Corporate Incentive Plan. As with other executive officers, Mr. Walsh’s incentive compensation was based upon the formulas established under our 2015 Corporate Incentive Plan, with his performance goal based 50% upon Total Company EBITDA (as defined in the plan) and 50% upon Radio EBITDA (as defined in the plan). This equal split recognizes Mr. Walsh’s dual responsibilities as Chief Operating Officer in charge of our Radio Division and as Chief Financial Officer of the entire company. He also received the supplemental bonus for 2014 discussed above. On September

4, 2014, Mr. Walsh’s restricted stock grant from the prior year vested and, pursuant to his employment agreement he received an additional grant of 134,100 shares of the company’s Class A common stock representing, representing $350,000 using the fair market value of our stock on the date of grant. These shares will vest on September 4, 2015.

Gregory T. Loewen, President – Publishing Division and Chief Strategy Officer. Mr. Loewen serves as our Publishing Division President and Chief Strategy Officer pursuant to an employment agreement dated December 21, 2012. The general terms of the employment agreement are described under the heading “Executive Compensation—Employment Agreements”. During fiscal 2015, Mr. Loewen received base salary, annual incentive compensation, equity compensation, and other benefits in accordance with the terms of that agreement. Mr. Loewen’s contractual base salary increased approximately 2.9% from his contractual base salary the prior year, which had a corresponding effect of increasing his target bonus under the 2015 Corporate Incentive Plan. Mr. Loewen’s incentive compensation was based upon the formulas established under our 2015 Corporate Incentive Plan, with about 83% of his performance goal based upon Publishing EBITDA (as defined in the plan) and 17% based upon Total Company EBITDA (as defined in the plan). This split reflects Mr. Loewen’s principal responsibility to the performance of our Publishing Division, as well as his role as Chief Strategy Officer for the entire company. He also received the supplemental bonus for 2014 discussed above. Mr. Loewen did not receive any equity grants in fiscal 2015 as none were provided for in his employment agreement.

Richard F. Cummings, President – Radio Programming. Effective March 1, 2014, the company entered into a new, one-year employment agreement with Mr. Cummings. The general terms of the employment agreement are described under the heading “Executive Compensation—Employment Agreements”. The agreement extended Mr. Cummings’ employment for one year, increasing his base salary by approximately 2% to $475,000. Mr. Cummings is one of the company’s longest tenured employees and the agreement is consistent with the company’s practice over the last several years of entering into successive one-year employment agreements with Mr. Cummings. During fiscal 2015, Mr. Cummings received base salary, annual incentive compensation, equity compensation, and other benefits in accordance with the terms of that agreement. Mr. Cummings’ incentive compensation was based upon the formulas established under our 2015 Corporate Incentive Plan, with his performance goal based entirely upon Radio EBITDA (as defined in the plan) because his principal responsibilities are to the performance of the company’s Radio Division. He also received the supplemental bonus for 2014 discussed above. Finally, Mr. Cummings received a grant of 150,000 shares of restricted stock that vest in three equal installments at the end of fiscal years 2015, 2016 and 2017. The committee determined that the stock grant was appropriate given the elimination of completion bonuses from Mr. Cummings’ employment agreements several years ago and his stellar programming efforts over the last few years.

J. Scott Enright, Executive Vice President, General Counsel and Secretary. Mr. Enright serves in these capacities pursuant to an employment agreement effective March 2, 2012. The general terms of the employment agreement are described under the heading “Executive Compensation– Employment Agreements”. During fiscal 2015, Mr. Enright received base salary, annual incentive compensation, equity compensation, and other benefits in accordance with the terms of that agreement. Mr. Enright’s contractual base salary increased approximately 3% from his contractual base salary the prior year, which had a corresponding effect of increasing his target bonus under the 2015 Corporate Incentive Plan. Mr. Enright’s incentive compensation was based entirely upon the formulas established under our 2015 Corporate Incentive Plan, with his entire performance goal based upon Total Company EBITDA (as defined in the plan) because his principal responsibilities are to the performance of the entire company. He also received the supplemental bonus for 2014 discussed above. Mr. Enright did not receive any equity grants in fiscal 2015 as none were provided for in his employment agreement.

Severance Benefits

The employment agreements we have entered into with all of our executive officers provide for certain payments and benefits to the executive officer in the event that the executive officer is terminated by the company without “cause,” and/or terminates his own employment with “good reason.”

We have also entered into Change in Control Severance Agreements with all of our executive officers. The basic elements of the Change in Control Severance Agreements are the same for each of the named executives and are described under “Executive Compensation—Potential Payments upon Termination or Change in Control.” Unlike “single trigger” plans that pay out immediately upon a change in control, the agreements require a “double trigger” —a change in control followed by an involuntary loss of employment within two years thereafter, or a voluntary termination during a 30-day period beginning one year after the change in control. This is consistent with the purpose of the agreements, which is to provide executives with a guaranteed level of financial protection upon loss of employment and to provide for a smooth transition in connection with a change in control.

Generally, each such agreement provides that if the executive’s employment is terminated by the company within two years after a change in control of the company (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to the following benefits:

•	a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and accrued vacation pay;

•	a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years;

•	continued accident and life insurance benefits for three years;

•	reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; and

•	if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code, subject to certain adjustments.

In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. In addition, all outstanding stock options and restricted shares held by the executive vest immediately upon a change in control.

The Compensation Committee believes that the Change in Control Severance Agreements will help to preserve productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. In addition, the committee believes that the agreements will help to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the named executive officers listed in the summary compensation table below (other than the chief financial officer, who is exempt from this rule). However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. While our Board desires to maximize the tax deductibility of our executive compensation, some elements of executive compensation may not be tax deductible, and our compensation plans and policies may be modified if the Compensation Committee determines that such action is in the best interest of the company, even if such action may result in some loss of deductibility. For fiscal 2015, we believe most of our compensation expense was less than the Section 162(m) limit.

Executive Compensation Recovery Policy

The Compensation Committee has adopted an executive compensation recovery policy applicable to executive officers. Under this policy, the company may recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. This policy covers income related to cash bonuses and performance awards.

Equity Ownership Requirements

While the company encourages all of its employees to invest in the company and has historically included most of them in its equity award programs, the company does not require any executives or other employees to maintain a certain level of equity ownership in the company. The board of directors believes that the decision to invest in the company is a highly personal one, and consequently should not be mandated.

Fiscal 2016 Compensation Decisions

New Employment Agreement. Most elements of our executives’ compensation are set forth in their multi-year employment agreements. As Mr. Cummings’ one-year employment agreement expired on February 28, 2015, the company entered into a new two-year employment agreement with Mr. Cummings effective March 1, 2015. That agreement is comparable to Mr. Cummings expiring agreement, providing for an increase in his base salary to $485,000 for the first contract year and a potential increase in the second contract year equal to the average percentage merit increases for our other corporate level employees, as well as for the grant of 150,000 shares of restricted stock that will vest in three equal installments at the end of fiscal years 2016, 2017 and 2018.

2016 Corporate Incentive Plan. The Compensation Committee also adopted a 2016 Corporate Incentive Plan that is substantially similar to the 2015 plan. However, the Compensation Committee (1) reduced the quarterly payouts under the EBITDA-based components of the plan from 20% of bonus potential per quarter to 8% for the first fiscal quarter, 12% for the second fiscal quarter and 16% for the third fiscal quarter, with the balance paid after the end of the fiscal year depending upon the attainment of the applicable EBITDA goal, and (2) made 20% of the total bonus potential for each participant under the plan payable after the end of the fiscal year in the discretion of the committee so long as the Total Company EBITDA target is attained at seventy five (75%) of goal or more. The Compensation Committee’s goals with these changes were to make payments under the EBITDA-based components of the plan more dependent upon attainment of total year EBITDA goals, and to incorporate a discretionary component to annual bonus payments to make the company’s plan more similar to the annual incentive compensation of many other broadcasters. The Compensation Committee expects to pay these awards, if earned, in shares of Class A common stock, but reserves the right to pay them in cash.

Payment of Salaries and 401(k) match in Stock. Consistent with the terms of each executive officer’s employment agreement, the committee exercised its discretion to elect to pay ten percent (10%) of each executive officer’s annual base salary for fiscal 2016 in shares of Class A common stock. The goal in effectuating this change is to give the company additional cushion under the financial covenants in its credit agreement which are based on cash expenses. Similarly, the company elected to make matching contributions under its 401(k) plan for fiscal 2016 in shares of Class A common stock.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Peter A. Lund, Chairman

Susan B. Bayh

James M. Dubin

Lawrence B. Sorrel

EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by, or paid to the principal executive officer, the principal financial officer and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer (collectively, the “Named Executive Officers”) during the fiscal years ended February 28, 2015, February 28, 2014 and February 28, 2013.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (1) ($)	All Other Compensation (3) ($)	Total ($)

Jeffrey H. Smulyan,	2015	925,000	405,000	—	283,950	231,250	37,434	1,882,634
Chief Executive Officer	2014	880,636	—	656,000	190,800	630,000	31,107	2,388,543
	2013	850,000	1,318,750	31,051	86,100	1,084,456	1,193,789	4,564,146

Patrick M. Walsh,	2015	612,000	156,000	350,000	—	115,056	20,144	1,253,200
Executive Vice President,	2014	580,923	500,000	850,000	946,326	420,000	27,947	3,325,196
Chief Financial Officer and	2013	600,000	394,467	4,977	—	612,398	27,620	1,639,462
Chief Operating Officer

Gregory T. Loewen,	2015	422,000	14,760	—	—	219,440	21,529	677,729
President – Publishing	2014	410,000	—	98,400	190,800	229,600	22,847	951,647
Division and Chief Strategy Officer	2013	350,000	467,000	2,415	86,100	140,723	17,086	1,063,324

Richard F. Cummings,	2015	475,000	44,554	471,000	—	50,160	21,255	1,061,969
President—Radio Programming	2014	464,100	—	—	—	233,906	23,445	721,451
	2013	464,100	163,800	7,870	86,100	284,214	22,446	1,028,530

J. Scott Enright,	2015	413,751	72,306	—	—	41,375	18,869	546,301
Executive Vice President,	2014	399,060	—	—	—	112,476	22,964	534,500
General Counsel and Secretary	2013	390,000	112,500	1,564	143,500	199,030	20,899	867,493

(1)	Mr. Smulyan received a $700,000 signing bonus during the year ended February 28, 2013 in connection with his new employment agreement. We paid Mr. Walsh a $500,000 completion bonus under his employment agreement in fiscal 2014, and paid Mr. Loewen a completion bonus under his employment agreement in fiscal 2013. We also paid discretionary bonuses in fiscal 2013 based upon the successful completion of certain transactions that resulted in the company refinancing its high interest indebtedness and discretionary bonuses in fiscal 2015 based on amounts that would have been paid under the 2014 Corporate Incentive Plan had payments to Sprint for the inclusion of the Company’s NextRadio application been excluded from the plan. Under our Corporate Incentive Plan, we paid performance bonuses to executive officers in each of the years shown as specified under Non-Equity Incentive Plan Compensation due to the attainment of certain pre-established goals based on EBITDA (as defined in the applicable plan) that were set forth in the applicable Corporate Incentive Plan adopted at the beginning of the fiscal year. Executives did not have any right to settle these awards in stock. All awards were paid in cash in fiscal 2014, but the Compensation Committee in its discretion decided to pay a portion of the fiscal 2013 awards in shares of Class A common stock, valued at the $1.49 per share closing price on May 8, 2013 and elected to pay a portion of the fiscal 2015 awards in shares of Class A common stock, valued at the $1.35 per share closing price on May 7, 2015. The value of the portion of the fiscal 2013 awards paid in stock for Mr. Smulyan was $414,070, for Mr. Walsh was $235,213, for Mr. Loewen was $48,640, for Mr. Cummings was $108,519 and for Mr. Enright was $75,995. Mr. Loewen was the only executive officer to receive payment in stock for fiscal 2015, receiving $84,400.
(2)

A discussion of the assumptions used in calculating these values may be found in Note 4 to our audited financial statements beginning on page 68 of our annual report on Form 10-K for the fiscal year ended February 28, 2015 for fiscal year 2015 awards, in Note 4 to our audited financial statements beginning on page 68 of our annual report on Form 10-K for the fiscal year ended February 28, 2014 for fiscal year 2014 awards and in Note 4 to our audited financial statements beginning on page 71 of our annual report on Form 10-K for the fiscal year ended February 28, 2013 for fiscal year 2013 awards. In addition to restricted stock awarded as compensation, Mr. Smulyan, Mr. Walsh, Mr. Loewen, Mr. Cummings and Mr. Enright received 181,890, 29,156, 14,144, 46,100 and 9,159 shares of restricted stock, respectively, in exchange for surrender by them of outstanding stock options as part of the company’s option exchange program completed in February 2013. Under an incentive arrangement included in Mr. Walsh’s employment agreement, in fiscal 2014 we paid a $700,000 performance bonus to Mr. Walsh based on the increase in the company’s stock price. No right to stock settlement was embedded in this award, but the Compensation Committee in its discretion decided to pay this award under our 2012 Equity Compensation Plan in shares of Class A common stock valued at the September 4, 2013 closing price of $3.15. The stock awards to Messrs. Walsh and Cummings in 2015 represent grants of restricted stock on September 4, 2014 and March 1, 2014, respectively.
(3)	The following table sets forth the items comprising “All Other Compensation” for each named executive officer.

Name	Year	Perquisites and Other Personal Benefits (A)	Tax Reimbursements	Insurance Premiums (B)	Company Contributions to Retirement and 401(k) Plans	Other Payments (C)	Total
Jeffrey H. Smulyan	2015	$24,000	—	$10,000	$3,434	—	$37,434
	2014	24,000	—	229	6,878	—	31,107
	2013	24,000	—	10,290	4,988	$1,154,511	1,193,789

Patrick M. Walsh	2015	12,000	$74	5,000	3,070	—	20,144
	2014	12,000	128	5,090	6,997	3,732	27,947
	2013	12,000	155	5,090	4,831	5,544	27,620

Gregory T. Loewen	2015	12,000	65	4,386	5,078	—	21,529
	2014	12,000	228	4,446	6,173	—	22,847
	2013	12,000	60	—	5,026	—	17,086

Richard F. Cummings	2015	12,000	—	5,000	4,255	—	21,255
	2014	12,000	74	5,396	5,975	—	23,445
	2013	12,000	73	5,396	4,977	—	22,446

J. Scott Enright	2015	12,000	169	3,462	3,238	—	18,869
	2014	12,000	291	5,062	5,611	—	22,964
	2013	12,000	236	3,796	4,867	—	20,899

(A)	Perquisites and other personal benefits for named executive officers consists of an automobile allowance.
(B)	These amounts relate to reimbursements for premiums for life, disability or long-term care insurance, as well as the value of certain insurance provided to all our full-time employees.
(C)	During the fiscal year ended in 2013, the company forgave outstanding principal and interest on a loan to Mr. Smulyan in connection with his new Employment Agreement. Amounts for Mr. Walsh relate to deemed income associated with Mr. Walsh’s spouse accompanying him on certain business trips.

Employment Agreements

On December 26, 2012, we entered into a new employment agreement with Mr. Smulyan that is effective through February 29, 2016, and continues his position as our Chairman, President and Chief Executive Officer. Mr. Smulyan’s base salary is $900,000 for the first year, $925,000 for the second year, and $950,000 for the third year. Mr. Smulyan received a $700,000 signing bonus in connection with execution of the agreement, and the company forgave the balance of a loan payable from Mr. Smulyan which had a balance on November 30, 2012 of $1,151,966. Mr. Smulyan’s annual incentive compensation target is 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals determined by our Compensation Committee. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Each year the agreement remains in effect, Mr. Smulyan is entitled to receive an option to acquire 150,000 shares of Class A common stock. On or about March 1, 2013 Mr. Smulyan received a grant of 400,000 restricted shares of Class A common stock, 175,000 of which vested on March 1, 2014, 112,500 of which vested on March 1, 2015 and 112,500 of which will vest on March 1, 2016. Mr. Smulyan receives an automobile allowance and is reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all company employee benefit plans for which he is otherwise eligible. Mr. Smulyan’s employment agreement will automatically renew each year following the initial three-year term for additional one-year terms unless either the company or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the final year of the initial or subsequent term, as applicable. Mr. Smulyan’s base salary upon any such annual renewal will increase by $25,000. The agreement is subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Smulyan for good reason (as defined in the agreement). Mr. Smulyan is entitled to certain termination benefits upon disability or death, and certain severance benefits.

Mr. Walsh had a two year employment agreement that expired on September 3, 2013, which had continued his position as Executive Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Walsh’s annual base compensation for the term of the employment agreement was $600,000. Under the agreement, Mr. Walsh’s annual incentive compensation targets were 100% of his base compensation. The company had the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation was based upon achievement of certain performance goals determined each year by our Compensation Committee. On September 8, 2011, Mr. Walsh received an option to acquire 250,000 shares of our Class A common stock. Mr. Walsh received a completion and performance bonus upon the expiration of the agreement equal to $1,200,000 (paid in cash and shares of our Class A common stock) based upon an increase in share price as set forth in the employment agreement. Mr. Walsh received an automobile allowance of $1,000 per month and was reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Walsh retained the right to participate in all of our employee benefit plans for which he was otherwise eligible. The agreement was subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Walsh for good reason (as defined in the agreement) upon written notice. Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits.

On October 23, 2013 we entered into a new employment agreement with Mr. Walsh that is effective from September 4, 2013 through July 31, 2017 and continues his position as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Walsh’s annual base compensation for the term of the employment agreement is $600,000, with annual increases of up to 2.5% as set forth in the employment agreement. Mr. Walsh’s annual incentive compensation targets are 100% of his base compensation. In the event that Mr. Walsh’s employment terminates upon expiration of the employment agreement, Mr. Walsh’s annual incentive compensation for fiscal year 2018 will be pro-rated. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On September 4, 2013, Mr. Walsh received an option to acquire 250,000 shares of our Class A common stock. Mr. Walsh received an additional option to acquire 250,000 shares of our Class A common stock on January 2, 2014. On the first day of each contract year during the term, Mr. Walsh is scheduled to receive a restricted stock award with a one-year vesting period, in an amount equal to $150,000 (year 1), $350,000 (year 2), $250,000 (year 3) and $250,000 (year 4). Mr. Walsh may also earn performance-based awards of our Class A common stock at the end of year 2 (with a fair market value of $300,000, $500,000 or $700,000) and year 4 (with a fair market value of $600,000, $1,000,000 or $1,400,000, in each case less any amounts earned at the completion of year 2) based on certain increases in share price set forth in the employment agreement. Mr. Walsh receives an automobile allowance of $1,000 per month and is reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Walsh has the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement is subject to termination by our board of directors for cause (as defined in the agreement), by Mr. Walsh for good reason (as defined in the agreement) or by Mr. Walsh upon the acceptance of a chief executive officer position at a non-competitive company as set forth in the employment agreement. Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits.

On December 21, 2012, we entered into an employment agreement with Mr. Loewen that is effective through February 29, 2016, and continues his position as our President – Publishing and Chief Strategy Officer. Mr. Loewen’s annual base compensation is $410,000 for the first year, $422,000 for the second year and $435,000 for the third year. Mr. Loewen’s annual incentive compensation target for each year is 60% of his base compensation. The company has the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On March 1, 2013, Mr. Loewen received 60,000 restricted shares of our Class A common stock and an option to acquire 150,000 shares of our Class A common stock. Mr. Loewen receives an automobile allowance of $1,000 per month and is reimbursed for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Loewen has the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement is subject to termination by the company for cause (as defined in the agreement) and by Mr. Loewen for good reason (as defined in the agreement) upon written notice. Mr. Loewen is entitled to certain termination benefits upon disability or death and certain severance benefits.

Mr. Cummings had a one-year employment agreement that expired February 28, 2015, which had continued his position as President of Emmis Radio Programming. Under the agreement, Mr. Cummings’ base salary was $475,000. Mr. Cummings’ annual incentive compensation target was 60% of his base salary, and the company had the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation was based upon achievement of certain performance goals to be determined for the year by our Compensation Committee. On March 1, 2014, Mr. Cummings received a restricted stock award of 150,000 shares of Class A common stock that is scheduled to vest in three equal installments on the last day in February 2015, 2016, and 2017. Mr. Cummings received an automobile allowance and was entitled to reimbursement for up to $5,000 per year in premiums for life or other insurance. Mr. Cummings had the right to participate in all of our employee benefit plans for which he was otherwise eligible. He was also entitled to severance equal to $470,000 in the event he was not offered substantially similar employment upon the expiration of the term and his employment terminated. If he had been entitled to severance, Mr. Cummings would have been offered a four year part-time programming role with total payments over the four years of $530,000. The switch from full-time to part-time employment was designed to constitute a ‘separation from service’ within the meaning of section 409A of the Internal Revenue Code.

For fiscal 2016 we entered into a new two-year employment agreement with Mr. Cummings that is effective through February 28, 2017 and continues his position as President of Emmis Radio Programming. Under the agreement, Mr. Cummings’ base salary in the first year is $485,000 and will increase in the second year by the same percentage amount of the average merit increase, if any, paid to our corporate employees. Mr. Cummings’ annual incentive compensation target is 60% of his base salary. The company has the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On March 5, 2015, Mr. Cummings received a restricted stock award of 150,000 shares of our Class A common stock that is scheduled to vest in three equal, annual installments on the last day of February in 2016, 2017 and 2018. Mr. Cummings receives an automobile allowance of $1,000 per month and is reimbursed for up to $5,000 per year in premiums for life or other insurance. Mr. Cummings has the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement). Mr. Cummings will also be entitled to severance equal to $470,000 in the event he is not offered substantially similar employment upon the expiration of the term and his employment terminates. If he is entitled to severance, Mr. Cummings will be offered a four year part-time programming role with total payments over the four years of $530,000. The switch from full-time to part-time employment is designed to constitute a “separation from service” within the meaning of section 409A of the Internal Revenue Code.

Mr. Enright has a five year employment agreement that was effective as of March 2, 2012 and continues his position as our Executive Vice President, General Counsel and Secretary. Mr. Enright’s annual base compensation for the first year of the employment agreement was $390,000, with 3% annual increases thereafter. Mr. Enright’s annual incentive compensation target is 50% of his base compensation. The company has the right to pay any annual incentive compensation in cash or shares of our Class A common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On March 1, 2012, Mr. Enright received an option to acquire 250,000 shares of our Class A common stock. Mr. Enright is also scheduled to receive a completion bonus upon the expiration of the agreement equal to $500,000, payable in stock or cash in the discretion of the Compensation Committee. Mr. Enright receives an automobile allowance of $1,000 per month and is entitled to reimbursement for up to $5,000 per year in premiums for life and disability insurance and professional fees related to estate planning. Mr. Enright has the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Enright for good reason (as defined in the agreement) upon written notice. Mr. Enright is entitled to certain termination benefits upon disability or death, and certain severance benefits.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2015

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold	Target	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Jeffrey H. Smulyan
Quarter 1 Award	3/5/2014	$185,000	$231,250
Quarter 2 Award	3/5/2014	$185,000	$231,250
Quarter 3 Award	3/5/2014	$185,000	$231,250
Annual Award	3/5/2014	$323,750	$462,500
	3/5/2014				150,000	$3.33	$3.33	$283,950

Patrick M. Walsh
Quarter 1 Award	3/5/2014	$97,920	$122,400
Quarter 2 Award	3/5/2014	$97,920	$122,400
Quarter 3 Award	3/5/2014	$97,920	$122,400
Annual Award	3/5/2014	$171,360	$244,800
	9/4/2014			134,100			$2.61	$350,000

Gregory T. Loewen
Quarter 1 Award	3/5/2014	$40,512	$50,640
Quarter 2 Award	3/5/2014	$40,512	$50,640
Quarter 3 Award	3/5/2014	$40,512	$50,640
Annual Award	3/5/2014	$70,896	$101,280

Richard F. Cummings
Quarter 1 Award	3/5/2014	$45,600	$57,000
Quarter 2 Award	3/5/2014	$45,600	$57,000
Quarter 3 Award	3/5/2014	$45,600	$57,000
Annual Award	3/5/2014	$79,800	$114,000
	3/1/2014			150,000			$3.14	$471,000

J. Scott Enright
Quarter 1 Award	3/5/2014	$33,100	$41,375
Quarter 2 Award	3/5/2014	$33,100	$41,375
Quarter 3 Award	3/5/2014	$33,100	$41,375
Annual Award	3/5/2014	$57,925	$82,750

(1)	Awards may be paid in cash or shares of Class A Common Stock in the discretion of the Compensation Committee. The 2015 Corporate Incentive Plan provides for an excess bonus pool of 10% of the amount by which total company EBITDA (as defined in the plan) for the full fiscal year exceeds the total company EBITDA goal (as defined in the plan) for the year, with each participant in the plan who achieves their specified annual EBITDA goal eligible to participate in the excess bonus pool in proportion to their annual target bonus amount. Accordingly, no maximum payout is determinable when the targets are established.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2015 (1)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
	Exercisable	Unexercisable

Jeffrey H. Smulyan	50,001	99,999	3.33	3/5/2024	225,000	$483,750
	50,001	99,999	1.64	3/1/2023
		150,000	0.70	3/1/2022
	150,000		1.02	5/4/2021
	150,000		1.14	11/2/2019
	71,989		0.295	3/2/2019

Patrick M. Walsh		250,000	2.74	1/2/2024	134,100	$288,315
		250,000	3.15	9/4/2023
Gregory T. Loewen		150,000	1.64	3/1/2023	60,000	$129,000
		150,000	0.70	3/1/2022
	30,000		1.14	11/2/2019

Richard F. Cummings		150,000	0.70	3/1/2022	99,999	$214,998

J. Scott Enright	125,000	125,000	0.70	3/1/2022	—	—
	60,000		0.355	4/17/2019

(1)	The shares we refer to in this table are Class A common shares of the company.
(2)	Mr. Smulyan’s options expiring 3/5/2024 will vest in equal, annual installments on 2/29/2016 and 2/28/2017, his options expiring 3/1/2023 will vest in equal, annual installments on 3/1/2015 and 3/1/2016, and his options expiring 3/1/2022 vest on 3/1/2015. Mr. Walsh’s options expiring 1/2/2024 vest in equal parts on 9/3/2016 and 7/31/2017, and his options expiring 9/4/2023 vest on 9/4/2015. Mr. Loewen’s options expiring 3/1/2023 vest on 3/1/2016, and his options expiring 3/1/2022 vested on 3/1/2015. Mr. Cummings’ options expiring 3/1/2022 will vest on 3/1/2015. Mr. Enright’s remaining options expiring 3/1/2022 vest in equal, annual installments on 3/1/2015, 3/1/2016 and 3/1/2017.
(3)	These values were calculated using the closing price of our Class A common stock on February 28, 2015.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR-ENDED 2015

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Jeffrey H. Smulyan	—	—	175,000	$549,500

Patrick M. Walsh	42,456	$75,578	47,619	$124,286
	14,706	$30,076
	538	$1,243
	23,875	$56,094
	38,204	$94,123
	144,927	$384,057

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gregory T. Loewen	9,300	$21,018	—	—
	100	$252
	700	$1,593
	13,400	$33,891
	400	$1,004
	4,300	$10,762
	1,800	$4,611

Richard F. Cummings	—	—	50,001	$107,502

J. Scott Enright	24,800	$77,768	—	—
	5,200	$16,348
	16,400	$47,478
	200	$579
	10,400	$30,297
	30,000	$87,474
	3,000	$8,567

Retirement Plan

Emmis sponsors a Section 401(k) retirement savings plan that is available to substantially all employees age 18 years and older who have at least 30 days of service. Employees may make pretax contributions to the plans up to 50% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service (“IRS”). Emmis may make discretionary matching contributions to the plans in the form of cash or shares of our Class A common stock. Employee contributions have been matched at 33% up to a maximum of 6% of eligible compensation. Emmis’ contributions to the plan totaled $0.9 million, $0.9 million, and $1.1 million for the years ended February 28, 2013, February 28, 2014 and February 28, 2015. Commencing with fiscal year 2016, the Emmis matching contributions are being paid in the form of Class A common Stock.

Potential Payments upon Termination or Change in Control

The employment agreements we entered into with Messrs. Smulyan, Loewen, Walsh, Cummings and Enright provide for certain payments and benefits to the named executive officer in the event that executive officer is terminated by the company without “cause,” and/or terminates his own employment with “good reason.”

We have also entered into a Change in Control Severance Agreement with each of the executives named in the preceding tables. Each such agreement provides that if the executive’s employment is terminated by the company within two years after a change in control of the company (or, in certain instances, in anticipation of a change in control), other than for cause, or is terminated by the executive for good reason, the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro-rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued accident and life insurance benefits for three years; (4) reimbursement for COBRA premiums for continuation of medical and dental benefits for 18 months and reimbursement for private medical and dental benefits of an equivalent level for 18 months following termination of the COBRA reimbursement; (5) accelerated vesting of all stock options and restricted shares and, depending on the terms of the executive’s employment agreement, contract completion bonuses, and (6) if the payments to the executive exceed certain limits, additional tax “gross up” payments to compensate the executive for the excise tax imposed by section 4999 of the Internal Revenue Code; provided, however that the amount of the “gross up” payment may be reduced by up to 10% if such reduction would prevent payment of the excise tax. In each case, the executive is obligated not to voluntarily leave employment with

Emmis during the pendency of (and prior to the consummation or abandonment of) a change in control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred.

Under the Change in Control Severance Agreement, change in control, cause and good reason are defined as follows:

Change in Control. A “change in control” of the company occurs if:

•	any individual, entity or group other than Mr. Smulyan or his affiliates becomes the beneficial owner of 35% or more of the company’s outstanding shares, or of the voting power of the outstanding shares;

•	the current members of the board of directors of the company (or persons approved by two-thirds of the current directors) cease to constitute at least a majority of the board;

•	the company is a party to a merger that results in less than 60% of the outstanding shares or voting power of the surviving corporation being held by persons who were not our shareholders immediately prior to the merger;

•	our shareholders approve a liquidation or dissolution of the company; or

•	any other event is determined by our board to constitute a change in control.

Cause. “Cause” generally means:

•	the willful and continual failure of the executive to perform substantially his duties; or

•	the willful engaging in illegal conduct or gross misconduct which is materially injurious to the company.

Good Reason. “Good Reason” generally means:

•	any materially adverse change in the duties or responsibilities of the executive;

•	a material breach by the company of the executive’s employment agreement or Change in Control Severance Agreement;

•	a material reduction or series of reductions that result in the executive’s annual base salary being decreased by more than 5%;

•	any requirement that the executive relocate more than 35 miles from the office where the executive works;

•	failure of a successor to assume the agreement; or

•	voluntary termination by the executive during a 30-day period commencing one year after the occurrence of a change in control.

In addition to the occurrence of one of more of the events constituting “Good Reason” set forth above, in order to resign his employment, each of the executives named above is also required to give the company notice of the occurrence of any such event (except during the 30-day period commencing one year after the occurrence of a change in control, which is not so limited) within 90 days of such occurrence; and the company has the right to cure such occurrence within 30 days of such notice.

We have set forth below, for each named executive officer, a description of the payments they would have received had the events described below occurred on February 28, 2015, the last day of our most recently completed fiscal year.

Jeffrey H. Smulyan. If Mr. Smulyan had been terminated by the company without cause, had terminated his employment for good reason, or had the company elected not to renew his employment agreement, each in the absence of a change in control, he would have been entitled to a lump sum payment of $3,939,184. In addition, Mr. Smulyan would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $29,398, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $42,653 as calculated in accordance with IRS guidelines. If Mr. Smulyan had been terminated due to his incapacity, he would have been entitled to five years of annual payments of $693,750, and if he had been terminated due to his death his estate would have received a payment of $925,000.

If Mr. Smulyan had been terminated by the company without cause, or had terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $7,260,147. In addition, Mr. Smulyan would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $29,398, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $42,653 as calculated in accordance with IRS guidelines.

Patrick M. Walsh. If Mr. Walsh had been terminated by the company without cause or had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $1,044,709. Further, Mr. Walsh would have been entitled to accelerated vesting of his unvested stock options with an acceleration value of $29,709 as calculated in accordance with IRS guidelines, and to continued health and welfare benefits for one year having a value of approximately $10,627.

If Mr. Walsh had been terminated by the company without cause or terminated his employment for good reason following a change in control, he would have been entitled to a lump sum payment of $4,370,985. In addition, Mr. Walsh would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $35,174, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $48,468 as calculated in accordance with IRS guidelines.

Gregory T. Loewen. If the company had terminated Mr. Loewen’s employment without cause or Mr. Loewen had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $656,000. Further, Mr. Loewen would have been entitled to accelerated vesting of his unvested stock options and restricted shares with an acceleration value of $28,370 as calculated in accordance with IRS guidelines, and to continued health and welfare benefits for one year having a value of approximately $10,627.

Following a change in control, if Mr. Loewen had been terminated by the company without cause or terminated his employment for good reason, he would have been entitled to a lump sum payment of $3,098,446. In addition, Mr. Loewen would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $35,174, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $28,370 as calculated in accordance with IRS guidelines.

Richard F. Cummings. If the company had elected not to renew Mr. Cummings employment agreement on substantially similar terms, in the absence of a change in control, he would have been entitled to a lump sum payment of $470,000. He also would have been offered a four year part time programming role with annual payments over the four years of $132,500, plus continuation of health and welfare benefits during that period having a value of approximately $41,220.

Following a change in control, if Mr. Cummings had been terminated by the company without cause or terminated his employment for good reason, he would have been entitled to a lump sum payment of $3,644,046. In addition, Mr. Cummings would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $29,398, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $73,694 as calculated in accordance with IRS guidelines.

J. Scott Enright. If the company had terminated Mr. Enright’s employment without cause or Mr. Enright had terminated his employment for good reason in the absence of a change in control, he would have been entitled to a lump sum payment of $1,322,503. Further, Mr. Enright would have been entitled to accelerated vesting of his unvested stock options and restricted shares with an acceleration value of $33,753 as calculated in accordance with IRS guidelines, and to continued health and welfare benefits for one year having a value of approximately $10,627. If Mr. Enright had been terminated due to his incapacity or death, he or his estate would have received a payment of $300,000.

Following a change in control, if Mr. Enright had been terminated by the company without cause or had terminated his employment for good reason, he would have been entitled to a lump sum payment of $2,065,418. In addition, Mr. Enright would have been entitled to continued health and welfare benefits for three years, having an estimated value of approximately $35,174, and outplacement services with an estimated value of approximately $5,000, and would have been entitled to accelerated vesting of unvested stock options and restricted shares with an acceleration value of $33,753 as calculated in accordance with IRS guidelines.

In calculating the amounts shown above for each named executive, we have made the following assumptions:

•	Excise Tax Gross Up. We have assumed a combined 41.5% rate of federal and state income taxes and Medicare tax, and a 20% excise tax under Section 4999 of the Internal Revenue Code. Based on those assumptions, of the five named executive officers, only Messrs. Loewen, Cummings and Enright would have received excess parachute payments.

•	Health and Welfare Benefits. We have assumed our current cost of health benefits will increase by 10% per year, and our current cost of life insurance will increase at a rate of 10% per year.

•	Outplacement Benefits. We have assumed our current cost of outplacement services will not increase.

•	Accelerated Vesting of Options and Restricted Shares. The value of options and restricted shares reflects the $2.15 per share closing market price of our shares on February 28, 2015 and the application of IRS Rev. Proc. 2003-68.

When the company’s board of directors determines that it is in the best interest of the company, the company may negotiate severance arrangements with a departing executive in addition to or in place of the arrangements described above. Circumstances under which the board may negotiate additional or different severance arrangements include but are not limited to:

•	to avoid or settle litigation with the executive;

•	to reduce an adverse financial effect on the company;

•	to reduce adverse tax consequences on the executive; or

•	to reward meritorious service by the executive.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater-than-10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that during the last fiscal year all officers, directors and greater-than-10% shareholders complied with the filing requirements of Section 16(a), except that Mr. Enright failed to timely report one of a series of sale transactions effected via a 10b-5(1) plan, and each of Messrs. Cummings and Smulyan filed an amendment to a previously filed Form 4 to reclassify the reporting of a transaction.

PROPOSAL 2: APPROVAL OF 2015 EQUITY COMPENSATION PLAN

Our board of directors has adopted the Emmis Communications Corporation 2015 Equity Compensation Plan (the “2015 Plan”) to increase employee, officer, director and independent contractor stock ownership opportunities and to improve the company’s ability to attract and retain a team of outstanding employees, officers, directors and independent contractors. The following summary of the principal provisions of the 2015 Plan is qualified by reference to the full text of the 2015 Plan which is attached to this proxy statement as Exhibit A.

The 2015 Plan permits the delivery of a maximum of 3,000,000 shares of our common stock, plus any unused shares of common stock available under our 2012 Equity Compensation Plan (the “2012 Plan”), which we estimate to be another 18,700 shares, and shares subject to awards under prior plans that would again become available for new grants under the terms of the 2012 Plan if that plan were still in effect. The 2012 Equity Compensation Plan will be terminated for the purpose of granting additional awards as of the effective date of the 2015 Plan. The board of directors included 3,000,000 new shares under the 2015 Plan based on the expectation that these shares would service Emmis’ stock compensation program and other equity compensation needs for at least one year, given recent substitutions of equity compensation for cash compensation in order to maintain covenant compliance under our credit agreement in the face of challenging revenue situations in our Los Angeles and New York radio markets. Emmis also decided to incorporate all shares remaining available for issuance under the prior 2012 Plan into the 2015 Plan so that their issuance would be governed by the newer 2015 Plan, which provides greater administrative consistency. The inclusion of these additional shares from the prior plan does not increase the total number of shares available for awards because the shares would otherwise remain available for awards under the terms of the prior plan.

As of May 1, 2015, the 3,000,000 new shares subject to the 2015 Plan had an aggregate market value of $4,380,000 based on a closing price of $1.46 per share. Including the shares estimated to be carried over to the 2015 Plan from the 2012 Plan, the shares subject to the 2015 Plan as of its effective date would have an aggregate market value of $4,407,302 based on the May 1, 2015 closing price. If all or part of any award under the 2015 Plan expires or terminates without being exercised in full, is forfeited or is withheld for taxes, or in the case of an award of performance units, the award is not paid in shares of common stock, such shares of our common stock subject to the award generally become available for new awards. Options, stock appreciation rights and performance units expire no more than 10 years from date of grant.

Options. Options granted under the 2015 Plan allow participants to purchase shares of our common stock at an exercise price determined by the Compensation Committee which cannot be less than the fair market value of our common stock on the date of the grant. Options may be granted as incentive stock options subject to the limitations of Section 422 of the Internal Revenue Code (the “Code”). For the purpose of complying with Section 162(m) of the Code, the 2015 Plan contains a per-participant limit of 300,000 on the number of shares which may be subject to options granted during any calendar year.

Restricted Stock. Shares of our common stock may be granted under the 2015 Plan subject to such restrictions, if any, as may be determined by the Compensation Committee (“restricted stock”). Shares of restricted stock may be subject to forfeiture if conditions established by the Compensation Committee are not satisfied and are generally nontransferable until they become nonforfeitable. Before the grant, the Compensation Committee determines the purchase price, if any, of such shares of restricted stock and the restrictions, if any, applicable to such shares. If a grantee’s shares of restricted stock are forfeited, the grantee is required to sell such shares to us at the lesser of the purchase price, if any, paid by the grantee or the fair market value of the shares on the date of such forfeiture. The Compensation Committee may accelerate the time at which the restrictions lapse or may remove or, with the consent of the grantee, modify the restrictions. For the purpose of complying with Section 162(m) of the Code, the 2015 Plan contains a per-participant limit on the number of shares of restricted stock that may be awarded during any calendar year. That limit is the number of shares having a value on the date of grant equal to the lesser of 500% of the participant’s base salary or $5,000,000. This limit does not apply, however, to restricted stock issued in payment of an award of performance units or issued in lieu of cash compensation under a stock compensation-type program.

Stock Appreciation Rights. Each stock appreciation right which may be granted under the 2015 Plan provides the grantee, upon exercise, a benefit equal to the difference between the fair market value of one share of our common stock on the date of the exercise and (1) in the case of a stock appreciation right identified with a share of our common stock subject to an option, the option exercise price of such option or such higher price specified in the grant or (2) in the case of any other stock appreciation right, the fair market value of a share of our common stock on the grant date or such higher price specified in the grant. Stock appreciation rights may be granted alone, or identified with shares of our common stock subject to options, performance units or shares of restricted stock.

The Compensation Committee may accelerate the exercisability of any stock appreciation right. Benefits upon the exercise of stock appreciation rights are payable in cash unless the Compensation Committee determines that the benefits will be paid wholly or partly in shares of our common stock. For the purpose of complying with Section 162(m) of the Code, the 2015 Plan contains a per-participant limit of 300,000 on the number of shares which may be subject to stock appreciation rights granted during any calendar year.

Performance Units. Performance units may be granted under the 2015 Plan to provide a benefit if performance goals determined by the Compensation Committee are achieved during the measuring period. The Compensation Committee, before the grant of a performance unit, determines the performance goals and measuring period and assigns a performance percentage (which can exceed 100%) to each level of attainment of the performance goals during the measuring period. The Compensation Committee may modify performance goals at any time. Performance unit benefits are payable in cash unless the Compensation Committee determines that a benefit will be paid wholly or partly in shares of our common stock. Performance units only reduce the number of shares available for grant or issuance under the 2015 Plan to the extent that the performance unit award is paid in stock. Performance unit awards are payable after the end of the fiscal year in which the measuring period ends following a certification by the Compensation Committee of the extent to which the applicable performance goals have been achieved. The benefit for each performance unit awarded equals the fair market value of a share of our common stock on the date of grant of the performance unit multiplied by the “performance percentage” attained during the measuring period for the performance unit. For the purpose of complying with Section 162(m) of the Code, the 2015 Plan contains a per-participant limit on the number of shares of stock that may be awarded with respect to a performance unit during any calendar year. That limit is the number of shares having a value on the date of grant equal to the lesser of 500% of the participant’s base salary or $5,000,000.

Other Information. Payment of the option exercise price or the purchase price of restricted stock may be made in cash or through the exchange of shares of our common stock owned by the grantee or by various other payment methods. When permitted by the Compensation Committee, a grantee may elect to have withheld shares of our common stock to satisfy withholding tax liability with respect to the exercise of options, stock appreciation rights or performance units or with respect to shares of restricted stock becoming nonforfeitable. In the event of a change in control, options, stock appreciation rights and performance units become exercisable, and all shares of restricted stock generally become nonforfeitable. The benefit payable with respect to any performance unit for which the measuring period has not ended is prorated based upon the portion of the measuring period completed before the change in control. The aggregate number of shares of our common stock, shares of restricted stock, stock appreciation rights and stock options available pursuant to the 2015 Plan, the number of shares covered by an award, the exercise price of options, the fair market values used to determine stock appreciation right and performance unit benefits and other matters related to the 2015 Plan and awards, will be adjusted by the Compensation Committee to reflect any stock dividend, stock split, share combination, merger, consolidation, asset spin-off, reorganization, or similar event.

Options, stock appreciation rights and performance units may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or as permitted by the Compensation Committee, except that the grantee may transfer an award (other than an incentive stock option) by gift or pursuant to a domestic relations order to:

•	a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the grantee, including adoptive relationships, or any person sharing the grantee’s household (other than a tenant or employee);

•	a trust in which these persons have more than 50% of the beneficial interest;

•	a foundation in which these persons (or the grantee) control the management of assets; or

•	any other entity in which these persons (or the grantee) own more than 50% of the voting interests.

Awards so transferred may be exercised only upon the same terms and conditions applicable to the original grantee, and the original grantee or his estate will remain liable for any federal, state, city or local taxes applicable upon the exercise of an award by a permitted transferee. Such a transferee cannot transfer the award, except by will or by the laws of descent and distribution upon the death of the transferee.

Plan Administration. The 2015 Plan is administered by the Compensation Committee unless the board of directors or the Compensation Committee designates another committee or subcommittee to administer the 2015 Plan. Subject to the 2015 Plan’s provisions, the Compensation Committee has broad authority to, among other things, determine when grants may be made (and the amounts thereof); to interpret, and to adopt rules relating to, the 2015 Plan; to determine the terms of the agreements relating to grants and to modify any such agreement with the consent of the grantee, when required; and to cancel existing awards and to substitute new ones. Because of the Compensation Committee’s broad authority, the type and amount of awards to be received by any specific individual, or group of individuals, is currently indeterminable. However, not more than 1,000,000 shares of the 3,000,000 new shares of common stock added by the 2015 Plan may be awarded to Mr. Smulyan as Class B common stock.

Amendment and Termination. Subject to any shareholder approval requirement of applicable law or the rules of any national securities exchange, stock market or automated quotation service on which our common stock is listed or quoted, the board of directors may from time to time in its discretion amend or modify the 2015 Plan without the approval of the shareholders. The 2015 Plan will terminate on March 1, 2025 or such earlier date as the board of directors may determine. No termination of the 2015 Plan will affect outstanding awards.

Federal Income Tax Consequences. Upon the grant of an award (other than an award of restricted stock that contains no restrictions) under the 2015 Plan, the grantee does not realize any taxable income and no deduction is available for us. Any cash received by a grantee in connection with the exercise of a stock appreciation right or performance unit, as well as the fair market value of any shares received in connection with the exercise of a stock appreciation right or a performance unit, is taxable as ordinary income to the grantee. Generally, upon exercise of an option (other than an incentive stock option), the grantee will recognize taxable income and we are entitled to a deduction at the time the grantee is taxed in the amount of the grantee’s taxable income. In the case of an incentive stock option, the grantee incurs no income tax liability upon exercise (other than possible alternative minimum tax liability), but we are generally not entitled to a tax deduction. The fair market value of restricted stock in excess of the purchase price, if any, is taxable to the grantee when the restrictions lapse. However, if the grantee is not prohibited by the Compensation Committee from electing to be taxed on such value on the date of grant and the grantee elects such tax treatment, the grantee is taxed on such amount on the date of grant. We are generally entitled to a deduction at the time the grantee is taxed in the amount of the grantee’s taxable income. The 2015 Plan contains provisions preventing any award from constituting deferred compensation within the meaning of Section 409A of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2015 EQUITY COMPENSATION PLAN.

PROPOSAL 3: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, a committee of the board of directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 29, 2016, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended February 28, 2015 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

If shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2015 annual meeting of shareholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Independent Registered Public Accountants

The following table sets forth the fees (including cost reimbursements) paid to Ernst & Young LLP for the fiscal years ended February 28, 2014 and 2015, for various categories of professional services they performed as our independent registered public accountants.

	Year ended February 28,
	2014	2015
Audit Fees (1)	$767,142	$754,000
Tax Fees (2)	127,137	0

Total Fees	$894,279	$754,000

(1)	Includes annual financial statement and internal controls audits and limited quarterly review services, statutory audits of foreign subsidiaries and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)	Tax fees for the year ended February 28, 2014 includes fees and expenses associated with a section 382 study related to the company’s Net Operating Loss carryforwards, tax consulting associated with our international dispositions and tax consulting related to other domestic transactions.

Engagement of the Independent Registered Public Accountants and Approval of Services

During the fiscal years ended February 28, 2014 and 2015, prior to engaging the independent registered public accountants to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the Audit Committee (or in certain instances, the chairman of the Audit Committee) to pre-approve the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during the fiscal year ended February 28, 2015, under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.

SHAREHOLDER PROPOSALS

Any of our shareholders wishing to have a proposal considered for inclusion in our 2016 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on January 30, 2016 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date). The notice must provide certain specific information as described in our by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2016 proxy solicitation materials or consideration at the 2016 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable 2016 shareholder proposal filing deadline, and also retain that authority under certain other circumstances.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended February 28, 2015, was sent to all of our shareholders of record as of May 1, 2015, and is available in the Investors section of our website (www.emmis.com). Certain shareholders who have previously given us their consent to receive materials electronically did not receive a physical copy of the Annual Report and can access the Annual Report from the Investors section of our website (www.emmis.com). The Annual Report is not to be considered as proxy solicitation material.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

NON-INCORPORATION OF CERTAIN MATTERS

The Report of the Audit Committee, the Compensation Committee Report, and the information on the Emmis website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Emmis specifically incorporates the respective Report or website information therein by reference.

EXPENSES OF SOLICITATION

The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at (866) 366-4703 or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker, or, if you are a record holder of Emmis shares, you should submit a written request to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

Exhibit A

EMMIS COMMUNICATIONS CORPORATION

2015 EQUITY COMPENSATION PLAN

1. Purpose. The primary purposes of the Plan are to provide equity compensation in lieu of or in addition to cash compensation for employees, officers, directors and independent contractors of the Company and its subsidiaries, to increase employee, officer, director and independent contractor stock ownership opportunities and to improve the Company’s ability to attract and retain a team of outstanding employees, officers, directors and independent contractors.

2. Definitions. As used in the Plan, terms defined parenthetically immediately after their use have the respective meanings provided by such definitions and the terms set forth below have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to a specified person, a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

“Award” means Options, shares of Restricted Stock, Stock Appreciation Rights or Performance Units granted under the Plan.

“Award Agreement” has the meaning specified in Section 4(b)(vi).

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise determined by the Committee, (i) conviction of the Grantee of any felony or other crime involving dishonesty, fraud or moral turpitude, (ii) the Grantee’s habitual neglect of his duties, (iii) the Grantee engaging in any gross negligence or gross misconduct which is injurious to the Company, including, but not limited to, insubordination, the commission of any dischargeable offense as defined through the Company’s written or unwritten policies (e.g., sexual harassment), and impermissible subordinate fraternization; (iv) the Grantee engaging in any unlawful conduct or behavior the Company reasonably considers to be dishonest, immoral, unethical, or fraudulent, regardless of materiality; and (v) the Grantee appropriating any corporate opportunity or property for personal benefit or the benefit of another, regardless of materiality or intent to defraud; provided, however, that if a Grantee is subject to an employment agreement with the Company or a Subsidiary, or has a Personal Services Contract , “cause” shall mean any breach of such agreement or contract by the Grantee giving the Company or a Subsidiary the right to terminate the agreement or contract.

“Change in Control” means any of the following: (i) any person or group (other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, and other than Jeffrey H. Smulyan or an Affiliate of Mr. Smulyan) becomes after the Effective Date the beneficial owner of 35% or more of either the then outstanding Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except that (A) no such person or group shall be deemed to own beneficially any securities acquired directly from the Company pursuant to a written agreement with the Company unless such person or group subsequently becomes the beneficial owner of additional Stock or voting securities of the Company other than pursuant to a written agreement with the Company, and (B) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of both the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote in the election of directors are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Stock and voting securities of the Company immediately before such acquisition in substantially the same proportion as their ownership, immediately before such acquisition, of the outstanding Stock and the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors; (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act); (iii) consummation of (A) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Stock and voting securities of the Company immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote in the election of directors of the corporation resulting from such merger, reorganization or consolidation, or (B) the sale or other disposition of all or substantially all of the assets of the Company; (iv) shareholder approval of a liquidation or dissolution of the Company or (v) such other event(s) or circumstance(s) as are determined by the Committee to constitute a Change in Control. Notwithstanding the foregoing provisions of this definition, a Change in Control of the Company shall be deemed not to have occurred with respect to any Grantee, if such Grantee is, by written agreement executed prior to such Change in Control, a participant on such Grantee’s own behalf in a transaction in which the persons (or their Affiliates) with whom such Grantee has the written agreement Acquire the Company (as defined below) and, pursuant to the written agreement, the Grantee has an equity interest in the resulting entity or a right to acquire such an equity interest.

For the purposes of this definition, “Acquire the Company” means the acquisition of beneficial ownership by purchase, merger, or otherwise, of either more than 50% of the Stock (such percentage to be computed in accordance with Rule 13d-3(d)(1)(i) of the SEC under the Exchange Act) or substantially all of the assets of the Company or its successors; “person” means such term as used in Rule 13d-5 of the SEC under the Exchange Act; “beneficial owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act; and “group” means such term as defined in Section 13(d) of the Exchange Act.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $.01 per share.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $.01 per share.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of the Code shall include references to successor provisions.

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee appointed by the Board or the Compensation Committee; provided that, solely with respect to Awards to persons subject to Section 16 of the Exchange Act, such committee is comprised of two or more members of the Board of Directors, each of whom is (i) a “non-employee director,” as defined in Rule 16b-3 adopted under the Exchange Act or otherwise in compliance with Rule 16b-3, (ii) to the extent required by Section 162(m) of the Code, an “outside director” (as such term is defined in Section 162(m) of the Code) or as may otherwise be permitted under Section 162(m) of the Code and (iii) an “independent director” under applicable stock exchange rules if and to the extent required.

“Company” means Emmis Communications Corporation, an Indiana corporation.

“Disability” means, with respect to the exercise of an incentive stock option after Termination of Employment, a disability within the meaning of Section 22(e)(3) of the Code, and for all other purposes, a mental or physical condition which, in the opinion of the Committee, renders a Grantee unable or incompetent to carry out the job responsibilities which such Grantee held or the tasks to which such Grantee was assigned at the time disability was incurred, and which is expected to be permanent or for an indefinite duration.

“Effective Date” means March 1, 2015; provided that “Effective Date” means the date on which shareholders ratify or approve the Plan with respect to Section 3(d).

“Eligible Transferee” has the meaning specified in Section 12(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a particular section of, or rule under, the Exchange Act shall include references to successor provisions.

“Fair Market Value” of any security of the Company means, as of any applicable date: (i) if the security is listed for trading on a national securities exchange, including but not limited to the NASDAQ Stock Market, the closing price of the security as reported by such exchange on such date, or if no reported sales occurred on such date, on the first preceding date on which a reported sale of the security shall have occurred, or (ii) if the security is not listed for trading on a national securities exchange, including but not limited to the NASDAQ Stock Market, the fair market value of the security as determined by the Committee using the reasonable application of a reasonable valuation method.

“Family Member” of a Grantee means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Grantee, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

“Grant Date” means the date of grant of an Award determined in accordance with Section 6.

“Grantee” means an individual or Personal Service Corporation that has been granted an Award.

“Immediate Prior Plan” means the Emmis Communications Corporation 2012 Equity Compensation Plan.

“Incentive Stock Option” means an Award under Section 7(b).

“including” means “including, without limitation.”

“Measuring Period” has the meaning specified in Section 10(a)(i)(B).

“Option” means an Award under Section 7.

“Option Price” means the per share purchase price of (i) Stock subject to an Option or (ii) Restricted Stock subject to an Option.

“Parent” means any corporation, partnership or limited liability company (other than the Company) in an unbroken chain of corporations, partnerships or limited liability companies ending with the Company, if at the time of the granting of an Award under the Plan, each of such corporations, partnerships or limited liability companies other than the Company owns stock, general partnership interests or membership interests, as the case may be, possessing a majority of the total combined voting power of all classes of stock, general partnership interests or membership interests, as the case may be (whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency), in one of the other corporations, partnerships or limited liability companies in such chain.

“Performance Goals” has the meaning specified in Section 10(a)(i).

“Performance Percentage” has the meaning specified in Section 10(a)(i)(C).

“Performance Units” means units established by the Committee for purposes of granting an Award under Section 10.

“Personal Services Contract” means any written contract or agreement pursuant to which a corporation, partnership, limited liability company or other entity is to provide to the Company or a Subsidiary the services of one or more individuals.

“Personal Service Corporation” means a corporation, partnership, limited liability company or other entity that has a Personal Services Contract in effect.

“Plan” means the Emmis Communications Corporation 2015 Equity Compensation Plan.

“Prior Plans” means the Emmis Communications Corporation 2012 Equity Compensation Plan and any other similar equity compensation plan of the Company under which there are outstanding stock options, shares of restricted stock, stock appreciation rights or performance units that have not lapsed or been forfeited.

“Restricted Stock” means Stock awarded pursuant to Section 8.

“SEC” means the Securities and Exchange Commission.

“Stock” means the Class A Common Stock and the Class B Common Stock.

“Stock Appreciation Rights” means Awards under Section 9.

“Subsidiary” means any corporation, partnership or limited liability company (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Award under the Plan, each of the corporations, partnerships or limited liability companies other than the last corporation, partnership or limited liability company in the unbroken chain owns stock, general partnership interests or membership interests, as the case may be, possessing a majority of the total combined voting power of all classes of stock, general partnership interests or membership interests, as the case may be (whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency), in one of the other corporations, partnerships or limited liability companies in such chain.

“Termination of Employment” means a cessation of a business relationship with the Company or its Subsidiaries which occurs (a) with respect to an employee of the Company or a Subsidiary, the first day an individual is for any reason entitled to severance payments under the Company’s or any Subsidiary’s personnel policies or is no longer employed by the Company or any of its Subsidiaries, or, with respect to an individual who is an employee of a corporation constituting a Subsidiary, the first day such corporation is no longer a Subsidiary, (b) with respect to a director of the Company, the first day he or she ceases to be a director of the Company, (c) with respect to an independent contractor of the Company or a Subsidiary, the first day the independent contractor is no longer providing, and is not expected by the Company to provide, services to the Company or a subsidiary, or, (d) with respect to a Personal Service Corporation, the first day after the Personal Service Contract has expired or terminated and is not expected by the Company to be extended or renewed. Notwithstanding the foregoing, a Termination of Employment pursuant to any of clauses (a) through (d) shall not be deemed to occur with respect to any Options that are vested on the date on which a Termination of Employment would otherwise be deemed to have occurred so long as a Grantee continues to provide services to the Company or a Subsidiary in one or more of the capacities specified in clauses (a) through (d) above.

3. Scope of the Plan.

(a) Number of Shares. Subject to Section 3(c), an aggregate of three million (3,000,000) shares of Stock plus the number of shares of Stock described in Section 3(d) is hereby made available and is reserved for delivery. Subject to the foregoing limit, shares of Stock held as treasury shares may also be used for or in connection with Awards. Performance Units issued under the Plan shall only reduce the number of shares available for grant or issuance under the Plan to the extent that the Performance Unit Award is paid in stock or the Performance Units are identified with specific Options, Restricted Stock or Stock Appreciation Rights. No more than one million (1,000,000) shares of Class B common stock shall be available for grant and issuance under the Plan from the three million (3,000,000) additional shares of stock authorized for delivery under the Plan. Awards of or pertaining to shares of Class B Common Stock may be granted only to Jeffrey H. Smulyan or an Affiliate of Smulyan (as defined in the Company’s Second Amended and Restated Articles of Incorporation, as amended from time to time). Issuance of either Class A Common Stock or Class B Common Stock as or pursuant to an Award shall reduce the shares available for grant and issuance under the Plan.

(b) Limit on Awards. Subject to Section 3(a) as to the maximum number of shares of Stock available for delivery in connection with Awards and Sections 3(c) and 26, the maximum number of Awards that may be granted to each Grantee in each calendar year during any part of which the Plan is in effect shall be as follows:

(i)	With respect to Stock subject to Options, 300,000 shares;

(ii)	With respect to Stock subject to Stock Appreciation Rights, 300,000 shares;

(iii)	With respect to Restricted Stock (other than Restricted Stock issued in payment of an Award of Performance Units or issued in lieu of cash compensation under a stock compensation-type program), that number of shares of Stock whose value equals the lesser of (A) 500% of such Grantee’s base salary and bonus for such year or (B) $5,000,000 (based on the Fair Market Value of Stock on the date the award is granted, not the date the Award vests or is paid);

(iv)	With respect to Awards of Performance Units, that number of shares of Stock whose value equals the lesser of (A) 500% of such Grantee’s base salary and bonus for such year or (B) $5,000,000 (based on the Fair Market Value of Stock on the date the Award is granted, not the date the Award is earned or paid).

(c) Re-Use of Shares. If and to the extent an Award or any portion thereof shall expire or terminate for any reason without having been exercised in full or shall be forfeited, shares of Stock available for such Award or any portion thereof (including restricted stock) and stock appreciation rights associated with such Award shall become available for other Awards. If a Grantee pays all or part of the exercise price or tax withholding, if any, associated with an Award by the transfer of Stock or the withholding or surrender (including by attestation) of all or part of an Award (including the Award being exercised), such Stock will also be available for grant under this Plan, without reducing the number of shares of Stock available in any calendar year for grant of Awards.

(d) Addition of Stock from Prior Plans. In addition to the shares of Stock reserved for issuance under Section 3(a), the number of shares of Stock which were reserved for issuance under the Immediate Prior Plan but which are not subject to any outstanding awards under such plan as of the Effective Date shall be available for issuance under Awards granted under this Plan. Further, after the Effective Date, if any shares of Stock subject to awards granted under any Prior Plan would again become available for new grants under the terms of such plan if such plan were still in effect, then those shares of Stock will be available for the purpose of granting Awards under this Plan, thereby increasing the number of shares of Stock available for issuance under this Plan as determined under the first sentence of Section 3(a). The Immediate Prior Plan shall terminate as of the Effective Date for purposes of granting additional awards thereunder, although awards outstanding under Prior Plans remain in effect in accordance with such Prior Plans and any applicable award agreements.

4. Administration.

(a) General. The Plan shall be administered by the Committee, which shall consist of persons who are appointed by the Board. Notwithstanding the requirements contained in the immediately preceding sentence, the Board or the Committee may, in its discretion, delegate to a committee or subcommittee of the Board or the Committee any or all of the authority and responsibility of the Committee. Such other committee or subcommittee may consist of two or more directors who may, but need not, be officers or employees of the Company or of any of its Subsidiaries. To the extent that the Board or the Committee has delegated to such other committee or subcommittee the authority and responsibility of the Committee pursuant to the foregoing, all references to the Committee in the Plan shall be to such other committee or subcommittee. Notwithstanding the foregoing, the Board shall at all times have the right to make Awards, administer the Plan, and otherwise exercise the authority of the Committee under the Plan, and to the extent the Board does so, references to the Committee in the Plan shall be to the Board.

(b) Authority of the Committee. The Committee shall have full power and final authority, in its discretion, but subject to the express provisions of the Plan, as follows: (i) to select Grantees, (ii) to grant Awards, (iii) to determine (A) when Awards may be granted, (B) whether or not specific Stock Appreciation Rights shall be identified with a specific Option, specific shares of Restricted Stock, or specific Performance Units and, if so, whether they shall be exercisable cumulatively with, or alternatively to, such Option, shares of Restricted Stock, or Performance Units, and (C) whether or not specific Performance Units shall be identified with a specific Option, specific shares of Restricted Stock, or specific Stock Appreciation Rights under the Plan or any Prior Plan and, if so, whether they shall be exercisable cumulatively with, or alternatively to, such Option, shares of Restricted Stock, or Stock Appreciation Rights, (iv) to interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan, (v) to prescribe, amend, and rescind rules relating to the Plan, including rules with respect to the exercisability and nonforfeitability of Awards upon the Termination of Employment of a Grantee, (vi) to determine the terms and provisions of any written agreement by which an Award may be granted (“Award Agreements”) and, to modify any such Award Agreement at any time, with the consent of the Grantee when required, (vii) to accelerate the exercisability of, and to accelerate or waive any or all of the restrictions and conditions applicable to, any Award, (viii) to make such adjustments or modifications to Awards to Grantees working outside the United States as are necessary and advisable to fulfill the purposes of the Plan, (ix) to impose such additional conditions, restrictions, and limitations upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including requiring simultaneous exercise of related identified Options, Stock Appreciation Rights, and Performance Units and limiting the percentage of Options, Stock Appreciation Rights, and Performance Units which may from time to time be exercised by a Grantee, and (x) to require Awards to be transferred to a non-grantor trust for the benefit of the Grantee.

(c) Determinations of the Committee; No Liability. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

5. Eligibility. Awards may be granted to or for the benefit of any current or former employee, officer, director, Personal Service Corporation, or independent contractor of the Company or its Subsidiaries; provided, however, that Awards of Options, Restricted Stock, or Stock Appreciation Rights may only be granted to persons with respect to whom the Company is an “eligible issuer” as defined in Treas. Reg. §1.409A-1(b)(5)(iii)(E). In selecting the Grantees to whom Awards may be granted, as well as in determining the number of shares of Stock subject to and the other terms and conditions applicable to each Award, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of the Plan.

6. General Terms and Conditions of Grants.

(a) Grant Date. The Grant Date of an Award shall be the date on which the Committee grants the Award.

(b) Maximum Term. The term of each Award (subject to Section 7(b) with respect to Incentive Stock Options) shall be a period of not more than ten (10) years from the Grant Date, and shall be subject to earlier termination as herein provided.

(c) Tandem Awards. A Grantee may, if otherwise eligible, be granted additional Awards in any combination.

7. Options.

(a) Grant of Options and Option Price. The Committee may grant an Option containing such terms, conditions and restrictions as the Committee deems appropriate; provided, however, that the Option Price of any Option shall not be less than the Fair Market Value of the Stock on the Grant Date.

(b) Grant of Incentive Stock Options. Without limiting the generality of the foregoing, the Committee may designate that an Option shall be made subject to restrictions that permit it to qualify as an “incentive stock option” under the requirements of Section 422 of the Code. Notwithstanding the foregoing and Section 4(b)(vi), the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such option from being treated as an Incentive Stock Option.

(c) Exercise of Options. Each Option shall be exercised, in whole or in part, by delivery to the Company of written notice of intent to purchase a specific number of shares of Stock subject to the Option. The Option Price of any shares of Stock or shares of restricted stock as to which an Option shall be exercised shall be paid in full at the time of the exercise. Payment may, at the election of the Grantee, be made in any one or any combination of the following: (i) cash; (ii) shares of Stock that have been held by the Grantee for at least six months, each valued at the Fair Market Value on the date of exercise (including through an attestation procedure); (iii) with the approval of the Committee, shares of restricted stock that have been held by the Grantee for at least six months, each valued at the Fair Market Value of a share of Stock on the date of exercise; (iv) by waiver of compensation due or accrued to the Grantee for services rendered; (v) with the consent of the Committee, by tender of property; (vi) provided that a public market for the Stock exists: (A) through a “same day sale” commitment from the Grantee and a broker-dealer complying with Regulation T and other rules adopted by the Board of Governors of the Federal Reserve System whereby the Grantee irrevocably elects to exercise the Option and to sell a portion of the Stock so purchased in order to pay for the Option, and whereby the broker-dealer irrevocably commits upon receipt of such Stock to forward the Option Price directly to the Company; or (B) through a “margin” commitment from the Grantee and a broker-dealer whereby the Grantee irrevocably elects to exercise the Option and to pledge the Stock so purchased to a broker-dealer in a margin account as security for a loan from the broker-dealer in the amount of the Option Price, and whereby the broker-dealer irrevocably commits upon receipt of such Stock to forward the Option Price directly to the Company; or (C) through any other procedure pursuant to which the Grantee delivers to the Company a properly executed exercise notice and instructions to deliver the resulting Stock to a stock broker that are intended to satisfy the provisions of Section 220.3(e)(4) of Regulation T issued by the Board of Governors of the Federal Reserve System as in effect from time to time; (vii) by the surrender of all or part of the Option being exercised, or (viii) such other payment method or procedure as the Committee may approve.

(f) Use of Restricted Stock to Pay Option Price. If restricted stock (“Tendered Restricted Stock”) is used to pay the Option Price for Stock subject to an Option, then a number of shares of Stock acquired on exercise of the Option equal to the number of shares of Tendered Restricted Stock shall, unless the Committee provides otherwise, be subject to the same restrictions as the Tendered Restricted Stock, determined as of the date of exercise of the Option. If the Option Price for restricted stock subject to an Option is paid with Tendered Restricted Stock, and if the Committee determines that the restricted stock acquired on exercise of the Option is subject to restrictions that cause it to have a greater risk of forfeiture than the Tendered Restricted Stock, then notwithstanding the preceding sentence, all the restricted stock acquired on exercise of the Option shall, unless the Committee provides otherwise, be subject to such restrictions.

8. Restricted Stock.

(a) Grant of Shares of Restricted Stock. Before the grant of any shares of Restricted Stock, the Committee shall determine, in its discretion: (i) the per share purchase price of such shares (which may be zero), and (ii) the restrictions, if any, applicable to such grant; provided, however, that if the per share purchase price is zero, the consideration for the shares shall be deemed to be prior service to the Company or its Subsidiaries unless the Committee specifies other consideration. For the avoidance of doubt, Restricted Stock may include restricted stock units which constitute a contractual right to receive shares of Stock upon lapse, expiration or termination of the applicable restriction.

(b) Exercise. Payment of the purchase price (if greater than zero) for shares of Restricted Stock shall be made in full by the Grantee before the delivery of such shares. Such payment may, at the election of the Grantee and unless the Committee otherwise provides in the Award Agreement, be made in any one or any combination of the following: (i) cash, (ii) Stock valued at its Fair Market Value on the date of payment, or (iii) shares of Restricted Stock, each valued at the Fair Market Value of a share of Stock on the date of payment; provided that, if the purchase price for Restricted Stock (“New Restricted Stock”) is paid with shares of restricted stock (“Old Restricted Stock”), the restrictions applicable to the New Restricted Stock shall be the same as if the Grantee had paid for the New Restricted Stock in cash unless, in the judgment of the Committee, the Old Restricted Stock was subject to a greater risk of forfeiture, in which case a number of shares of New Restricted Stock equal to the number of shares of Old Restricted Stock tendered in payment for New Restricted Stock shall, unless the Committee provides otherwise, be subject to the same restrictions as the Old Restricted Stock, determined immediately before such payment.

(c) Forfeiture. The Committee may, but need not, provide that all or any portion of a Grantee’s Award of Restricted Stock shall be forfeited: (i) upon the Grantee’s Termination of Employment within a specified time period after the Grant Date, (ii) if the Company or the Grantee does not achieve specified performance goals within a specified time period after the Grant Date and before the Grantee’s Termination of Employment, or (iii) on such other event(s) or circumstance(s) as the Committee deems appropriate.

(d) Effect of Forfeiture. If a share of Restricted Stock is forfeited, then: (i) the Grantee shall be deemed to have resold such share of Restricted Stock to the Company at the lesser of (A) the purchase price paid by the Grantee (such purchase price shall be deemed to be zero dollars ($0) if no purchase price was paid) or (B) the Fair Market Value of a share of Stock on the date of such forfeiture; (ii) the Company shall pay to the Grantee the amount determined under clause (i) of this sentence as soon as is administratively practical; and (iii) such share of Restricted Stock shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a shareholder of the Company, from and after the date of the Company’s tender of the payment specified in clause (ii) of this sentence, whether or not such tender is accepted by the Grantee.

(e) Certificates. Any share of Restricted Stock which is issued subject to forfeiture shall be held (together with a stock power executed in blank by the Grantee if requested by the Committee) in escrow by the Secretary of the Company or by the Company’s agent until such shares become nonforfeitable or are forfeited and shall, if requested by the Committee, bear an appropriate legend specifying that such share is non-transferable and subject to the restrictions set forth in the Plan. If any shares of Restricted Stock become nonforfeitable, the Company shall cause such shares to be issued or reissued without such legend.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. When granted, Stock Appreciation Rights may, but need not, be identified with shares of Stock subject to a specific Option, specific shares of Restricted Stock, or specific Performance Units of the Grantee (including any Option, shares of Restricted Stock, or Performance Units granted on or before the Grant Date of the Stock Appreciation Rights) in a number equal to or different from the number of Stock Appreciation Rights so granted. If Stock Appreciation Rights are identified with shares of Stock subject to an Option, shares of Restricted Stock, or Performance Units, then, unless otherwise provided in the applicable Award Agreement, the Grantee’s associated Stock Appreciation Rights shall terminate upon (i) the expiration, termination, forfeiture, or cancellation of such Option, shares of Restricted Stock, or Performance Units, (ii) the exercise of such Option or Performance Units, or (iii) the nonforfeitability of such shares of Restricted Stock.

(b) Exercise of Stock Appreciation Rights. Each Stock Appreciation Right shall be exercisable to the extent the Option with which it is identified, if any, may be exercised, to the extent the Restricted Stock with which it is identified, if any, is nonforfeitable, or to the extent the Performance Unit with which it is identified, if any, may be exercised, unless otherwise provided by the Committee. Stock Appreciation Rights shall be exercised by delivery to the Company of written notice of intent to exercise a specific number of Stock Appreciation Rights. Unless otherwise provided in the applicable Award Agreement, the exercise of Stock Appreciation Rights which are identified with shares subject to an Option, shares of Restricted Stock, or Performance Units shall result in the cancellation or forfeiture of such Option, shares of Restricted Stock, or Performance Units, as the case may be, to the extent of such exercise.

(c) Benefit for Stock Appreciation Rights. The benefit for each Stock Appreciation Right exercised shall be equal to the difference between: (i) the Fair Market Value of a share of Stock on the date of such exercise and (ii)

an amount equal to: (A) for any Stock Appreciation Right identified with an Option, the Option Price of such Option, unless the Committee in the grant of the Stock Appreciation Right specified a higher amount, or (B) for any other Stock Appreciation Right, the Fair Market Value of a share of Stock on the Grant Date of such Stock Appreciation Right, unless the Committee in the grant of the Stock Appreciation Right specified a higher amount; provided that the Committee, in its discretion, may provide that the benefit for any Stock Appreciation Right shall not exceed a stated percentage (which may exceed 100%) of the Fair Market Value of a share of Stock on such Grant Date. The benefit upon the exercise of a Stock Appreciation Right shall be payable in cash, except that the Committee, with respect to any particular exercise, may, in its discretion, pay benefits wholly or partly in Stock.

10. Performance Units.

(a) Grant of Performance Units.

(i) In connection with the grant of any Performance Unit, the Committee shall: (A) determine performance goals (“Performance Goals”) applicable to such grant, (B) designate a period for the measurement of the extent to which Performance Goals are attained, which period may begin prior to the Grant Date (the “Measuring Period”), and (C) assign a “Performance Percentage” to each level of attainment of Performance Goals during the Measuring Period, with the percentage applicable to minimum attainment being zero percent (0%) and the percentage applicable to maximum attainment (which may exceed 100%) to be determined by the Committee from time to time.

(ii) In establishing Performance Goals, the Committee may consider such performance factor or factors as it deems appropriate, including share price, revenue, net revenue, EBITDA, Adjusted EBITDA, EBITDA before certain charges, net income, cash flow, free cash flow (whether pre-tax or after tax), station operating income, earnings per share, market share, market penetration, return on equity, return on assets, return on capital, expenses, or Nielsen or other ratings, as well as growth, reduction or change in any of the foregoing (and in each case on the basis of the entire Company, a division or operating unit thereof (including any individual station or magazine or other business), or any subsidiary thereof. The Performance Goals may include minimum and optimum objectives, a single set of objectives or multiple sets of objectives. The Committee may, at any time, in its discretion, modify Performance Goals in order to facilitate their attainment for any reason, including recognition of unusual or nonrecurring events affecting the Company or a Subsidiary or changes in applicable laws, regulations or accounting principles. If a Grantee is promoted, demoted, or transferred to a different business unit of the Company during a performance period, the Committee may adjust or eliminate the Performance Goals as it deems appropriate.

(b) Benefit of Performance Units. Except as otherwise provided in Section 13, the benefit for each Performance Unit shall be an amount equal to the product of (i) the Fair Market Value of a Share of Stock on the Grant Date of the Performance Unit multiplied by (ii) the Performance Percentage attained during the Measuring Period for such Performance Unit.

(c) Form and Timing of Payment. As soon as practicable following the completion of the Measuring Period applicable to outstanding Performance units, the Committee will certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by each Grantee of Performance Units for that Measuring Period. Payment of the benefit for a Grantee’s Performance Units shall be made by the fifteenth (15th) day of the third (3rd) month following the end of the Grantee’s taxable year or Company’s fiscal year (whichever ends later) in which the Measuring Period ends for such Performance Units. The benefit shall be payable in cash, except that the Committee, with respect to any particular Award of Performance Units, may, in its discretion, pay the benefit wholly or partly in Stock. The number of shares of Stock payable in lieu of cash shall be determined by valuing the Stock at its Fair Market Value on the business day next preceding the date on which such benefit is to be paid.

11. No Employment Rights. Neither the establishment of the Plan, nor the granting of any Award shall be construed to (i) give any Grantee the right to remain employed by or affiliated with the Company or any of its Subsidiaries or to any benefits not specifically provided by the Award Agreement, or (ii) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate this Plan or any of its employee benefit plans. No obligation of the Company or any of its Subsidiaries as to the length of any Grantee’s employment by or affiliation with the Company or any Subsidiary shall be implied by the terms of the Plan, any grant of an Award hereunder or any Award Agreement. The Company and its Subsidiaries reserve the same rights to terminate employment of or sever its relationship with any Grantee as existed before the Grant Date.

12. Non-Transferability.

(a) Except as permitted by the Committee in writing or as provided in the applicable Award Agreement, each Award granted hereunder shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee.

(b) Notwithstanding the provisions of subsection (a), a Grantee may transfer an award (other than an Incentive Stock Option) through a gift or a domestic relations order, otherwise than for value, to a Family Member (any recipient in such a transfer, an “Eligible Transferee”). For purposes of this subsection (b), the following transactions are not transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in the entity. An Award that is transferred to a Family Member shall not be transferable by such Family Member, except for (i) a transfer to another Family Member of the original Grantee, or (ii) a transfer by such Family Member’s will or by the laws of descent and distribution upon the death of the Family Member.

(c) In the event that a Grantee transfers an Award to an Eligible Transferee under this Section 12, the Award transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent and under the same circumstances (including, without limitation, the time period within which the Award must be exercised) as the Grantee or, in the event of the Grantee’s death, the executor or administrator of the Grantee’s estate, could have exercised such Award. The Grantee, or in the event of the Grantee’s death, the

Grantee’s estate, shall remain liable for all federal, state, city and local taxes applicable upon the exercise of an Award by an Eligible Transferee. If an Award other than an option that does not qualify as an Incentive Stock Option is transferred under Section 12(b), the Company can provide no assurance that the transfer will not be taxed prior to the subsequent exercise of the Award.

13. Effects of a Change in Control. The terms and provisions of this Section 13 shall apply upon the occurrence of a Change in Control only if the Committee shall have determined that this Section 13 shall be applicable. The Committee shall give written notice to the Grantees of such a determination and the date on which such determination is made. After the occurrence of a Change in Control for which the Committee has determined that this Section 13 shall apply, then:

(a) General. Subject to Section 17 but notwithstanding Section 11 or any other provisions of the Plan: (i) all Options, Stock Appreciation Rights, and Performance Units granted under the Plan shall immediately be fully exercisable; and (ii) all shares of Restricted Stock shall immediately be nonforfeitable and freely transferable.

(b) Benefit. The benefit, if any, payable with respect to any Performance Unit for which the Measuring Period has not ended shall be equal to the product of: (i) the Fair Market Value of a share of Stock on the Grant Date of the Performance Unit multiplied successively by each of the following; (ii) a fraction, the numerator of which is the number of months (including as a whole month any partial month) that have elapsed since the beginning of such Measuring Period until the date of such Change in Control, and the denominator of which is the number of months (including as a whole month any partial month) in the Measuring Period; and (iii) a percentage equal to the greater of (A) the target percentage, if any, specified in the applicable Award Agreement, or (B) the maximum percentage, if any, that would be earned under the terms of the applicable Award Agreement assuming that such rate at which the performance goals have been achieved as of the date of the Change in Control would continue until the end of the Measuring Period.

14. Notification under Section 83(b). If the Committee has not, on the Grant Date or any later date, prohibited such Grantee from making the following election, and a Grantee shall, in connection with the exercise of any Option, or the grant of any share of Restricted Stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

15. Mandatory Withholding Taxes. Whenever under the Plan, cash or shares of Stock are to be delivered upon exercise or payment of an Award or upon a share of Restricted Stock becoming nonforfeitable, or any other event with respect to rights and benefits hereunder, the Company shall be entitled to require as a condition of delivery (i) that the Grantee remit an amount sufficient to satisfy all federal, state and local withholding tax requirements related thereto, (ii) the withholding of such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under the Plan, or (iii) any combination of the foregoing.

16. Elective Share Withholding.

(a) Election by Grantee. Subject to Section 16(b) and unless prohibited by the Award Agreement, a Grantee may elect the withholding (“Share Withholding”) by the Company of a portion of the shares of Stock otherwise deliverable to such Grantee upon the exercise or payment of an Award or upon a share of Restricted Stock’s becoming nonforfeitable (each a “Taxable Event”) having a Fair Market Value equal to: (i) the minimum amount necessary to satisfy required federal, state, or local withholding tax liability attributable to the Taxable Event; or (ii) with the Committee’s prior approval, a greater amount, not to exceed the estimated total amount of such Grantee’s tax liability with respect to the Taxable Event.

(b) Restrictions. Each Share Withholding election by a Grantee shall be made in writing in a form acceptable to the Committee and shall be subject to the following restrictions: (i) a Grantee’s right to make such an election shall be subject to the Committee’s right to revoke such right at any time before the Grantee’s election if the Committee has reserved the right to do so in the Award Agreement; (ii) the Grantee’s election must be made before the date (the “Tax Date”) on which the amount of tax to be withheld is determined; (iii) the Grantee’s election shall be irrevocable by the Grantee; and (iv) in the event that the Tax Date is deferred until six months after the delivery of Stock under Section 83(b) of the Code, the Grantee shall receive the full amount of Stock with respect to which the exercise occurs, but such Grantee shall be unconditionally obligated to tender back to the Company the proper number of shares of Stock on the Tax Date.

17. Termination of Employment.

(a) Restricted Stock and Performance Units. Except as otherwise provided by the Committee on or after the Grant Date, a Grantee’s shares of Restricted Stock that are forfeitable shall be forfeited upon the Grantee’s Termination of Employment and a Grantee shall forfeit all rights to payment of any benefit with respect to any Performance Unit if the Grantee has a Termination of Employment prior to the end of the Measuring Period.

(b) Options and Stock Appreciation Rights. If a Grantee has a Termination of Employment for Cause, any unexercised Option or Stock Appreciation Right, whether or not vested, shall terminate upon the Grantee’s Termination of Employment. If the Grantee has a Termination of Employment for any reason other than Cause, then any unexercised Option or Stock Appreciation Right, to the extent exercisable on the date of the Grantee’s Termination of Employment, may be exercised in whole or in part, not later than the later of (A) the 180th day following the date of the Grantee’s Termination of Employment or (B) the 30th day following the last day for which the Grantee is entitled to severance payments under the Company’s or any Subsidiary’s personnel policies, except that (i) if the Grantee’s Termination of Employment is caused by the death of the Grantee, then any unexercised Option or Stock Appreciation Right shall vest on the date of the Grantee’s death, and may be exercised, in whole or in part, at any time within one year after the Grantee’s death by the Grantee’s personal representative or by the person to whom the Option or Stock Appreciation Right is transferred by will or the applicable laws of descent and distribution; (ii) if the Grantee’s Termination of Employment is on account of the Disability of the Grantee, then any unexercised Option or Stock Appreciation Right shall vest on the date of the Termination of Employment and may be exercised, in whole or in part, as if such Termination of Employment had not occurred; provided that, if the Grantee dies after such Termination of Employment, such Option or Stock Appreciation Right may be exercised, to the extent exercisable on the date of the Grantee’s death, by the deceased Grantee’s personal representative or by the person to whom the Option or Stock Appreciation Right is transferred by will or the applicable laws of descent and distribution within one year after the Grantee’s death, and (iii) if the Grantee’s Termination of Employment results from a sale of the station, magazine or other property at which the Grantee is employed or to which the Grantee provides services, then any unvested Option shall vest on the date of such Termination of Employment.

(c) Exceptions at the Discretion of the Committee. If the Grantee has a Termination of Employment for any reason other than Cause, the Committee may provide on or after the Grant Date (including after a Grantee’s Termination of Employment, but before the expiration of the term specified in the applicable Award Agreement) for one or more of the following: (i) that any unexercised Option or Stock Appreciation Right, to the extent exercisable on the date of such Termination of Employment, may be exercised, in whole or in part, at any time within a period specified by the Committee after the date of such Termination of Employment; (ii) that any Option or Stock Appreciation Right that is not exercisable on or before the date of such Termination of Employment (A) may vest on the date of such Termination of Employment or may continue to become exercisable, as if such Termination of Employment had not occurred, after such date for a period specified by the Committee and (B) to the extent such Option or Stock Appreciation Right has become exercisable during such period, may be exercised, in whole or in part, at or before the end of such period; (iii) that any share of Restricted Stock that has not become nonforfeitable on or before the date of such Termination of Employment may become nonforfeitable as if such Termination of Employment had not occurred after such date for a period specified by the Committee; or (iv) that if the Grantee dies after such Termination of Employment and before the expiration of the period specified under clause (i) or (ii) of this Section 17(c), such Option or Stock Appreciation Right may be exercised by the deceased Grantee’s personal representative or by the person to whom the Option or Stock Appreciation Right is transferred by will or the applicable laws of descent and distribution within the specified period after the Grantee’s Termination of Employment, or, if later, within 180 days after the Grantee’s death; provided that if such rights are granted, the Committee may thereafter take actions to limit such rights, but only if such limitation is consented to by the Grantee.

(d) Maximum Extension. Notwithstanding the foregoing, no Award shall be exercisable beyond the lesser of ten (10) years from the Grant Date or the maximum term permitted under the original Award Agreement.

18. Substituted Awards; No Option Repricing. If the Committee cancels any Award (granted under this Plan, any prior equity incentive plan(s) of the Company, or any plan of any entity acquired by the Company or any of its Subsidiaries), and a new Award is substituted for the canceled Award, then the Committee may, in its discretion, determine the terms and conditions of the new Award; provided that (i) the new Award shall not contain any terms or conditions that would cause the Award to constitute deferred compensation under Code Section 409A, (ii) no Award shall be canceled without the consent of the Grantee if the terms and conditions of the new Award to be substituted are not at least as favorable as the terms and conditions of the Award to be canceled, and (iii) no substituted Awards may be made for any cancelled Option or Stock Appreciation Right that is underwater (i.e., that has an Option Price higher than Fair Market Value on the date of cancellation).

19. Securities Law Matters.

(a) Legend and Investment Representation. If the Committee deems necessary to comply with the Securities Act of 1933, or any rules, regulations or other requirements of the SEC or any stock exchange or automated quotation system, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for shares of Stock, or that the Stock be subject to such stock transfer orders and other restrictions as the Committee may deem necessary or advisable.

(b) Postponement by Committee. If based upon the opinion of counsel for the Company, the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of (i) federal or state securities law or (ii) the listing requirements of any national securities exchange or the requirements of any automated quotation system on which are listed or quoted any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as the case may be, but the Company shall use reasonable and good faith efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date. The Committee’s authority under this Section 19(b) shall expire on the date of the first Change in Control to which Section 13 applies.

(c) No Obligation to Register or List. The Company shall be under no obligation to register the Stock with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

20. Funding. Benefits payable under the Plan to any person shall be paid directly by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries shall be required to fund, or otherwise segregate assets to be used for payment of, benefits under the Plan.

21. Rights as a Shareholder. A Grantee shall not, by reason of any Award (other than Restricted Stock) have any right as a shareholder of the Company with respect to the shares of Stock which may be deliverable upon exercise or payment of such Award until such shares have been delivered to such Grantee. Shares of Restricted Stock held by a Grantee or held in escrow by the Company or by an agent of the Company shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in the Plan. The Committee, in its discretion, at the time of grant of Restricted Stock, may permit or require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares are available under Section 3, or otherwise reinvested. Stock dividends and deferred cash dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms as apply to the shares with respect to which such dividends are issued. The Committee may, in its discretion, provide for crediting to and payment of interest on deferred cash dividends.

22. Escrow; Pledge of Shares. To enforce any restrictions on a Grantee’s Stock, the Committee may issue the shares in book entry form subject to the applicable restriction or require the Grantee to deposit all certificates representing such Stock, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

23. Nature of Payments. Unless otherwise determined by the Committee, any and all grants or deliveries of shares of Stock hereunder shall constitute special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries, except as such plan or agreement shall otherwise expressly provide.

24. Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Award Agreements as to (i) the identity of the Grantees, (ii) the terms and provisions of Awards, and (iii) the treatment, under Section 17, of Terminations of Employment. Notwithstanding the foregoing, the Committee’s interpretation of Plan provisions shall be uniform as to similarly situated Grantees.

25. Adjustments. The Committee shall make equitable adjustment of: (i) the aggregate numbers of shares of Stock, shares of Restricted Stock and Stock Appreciation Rights, available under Sections 3(a) and 3(b), (ii) the number of shares of Stock (including shares of Restricted Stock) covered by an Award, (iii) the Option Price, (iv) the Fair Market Value of Stock to be used to determine the amount of the benefit payable upon exercise of Stock Appreciation Rights or Performance Units, and (v) all other matters relating to the Plan and any Awards, including the type of securities or property, if any, to be paid in connection with any Award, all in such manner as may be determined by the Committee in its discretion in order to prevent dilution or enlargement of the rights of any Grantee pursuant to any Award under the Plan, to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, reclassification, merger, consolidation, asset spin-off, reorganization, or similar event of or by the Company.

26. Adoption and Shareholder Approval. The Plan shall be approved or ratified by the shareholders of the Company (excluding holders of Stock issued pursuant to this Plan), consistent with applicable laws, including but not limited to Section 162(m)(4)(C) (ii) of the Code, within 12 months before or after the Effective Date. Upon the Effective Date, Awards may be granted pursuant to the Plan; provided, however, that prior to initial shareholder approval of the Plan: (i) no Option may be exercised; (ii) no Restricted Stock may vest, (iii) no benefit pursuant to a Performance Unite may be paid in Stock; and (iv) in the event that shareholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be canceled, any Stock issued pursuant to any Award shall be canceled and any purchase of Stock hereunder shall be rescinded.

27. Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the shareholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board or the Committee to adopt such additional compensation arrangements as it may deem desirable, including the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

28. Amendment and Termination of the Plan. Subject to any applicable shareholder approval requirements of applicable law or the rules of any national securities exchange, stock market or automated quotation service on which the Stock is listed or quoted, the Plan may be amended by the Board at any time and in any respect, except that there shall be no amendment to permit option repricing without shareholder approval. The Plan may also be terminated at any time by the Board and shall terminate automatically on the tenth anniversary of the Effective Date unless earlier terminated by the Board. No amendment or termination of this Plan shall adversely affect any Award granted prior to the date of such amendment or termination without the written consent of the Grantee.

29. Weekends and Holidays. Unless this Section prevents an Option designed to qualify as an Incentive Stock Option under Section 422 of the Code from qualifying as an Incentive Stock Option under Section 422 of the Code or prevents an Award designed to qualify as performance-based compensation under Section 162(m) of the Code from qualifying as performance-based compensation under Section 162(m) of the Code, if any day on which action under the Plan must be taken falls on a Saturday, Sunday or holiday recognized as an official holiday of the Company, such action may be taken on the next succeeding day not a Saturday, Sunday or holiday.

30. Foreign Grantees. Without amending the Plan, Awards may be granted to Grantees who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

31. Interpretation under Section 162(m). Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards hereunder both that qualify as performance-based compensation under Code Section 162(m)(4)(C) and that do not so qualify. Every provision of the Plan shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded; and any provision of the Plan that would prevent an Award that the Committee intends to qualify as performance-based pay under Code Section 162(m)(4)(C) from so qualifying shall be administered, interpreted and construed to carry out such intent and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

32. Applicable Law. The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Indiana, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced shall be governed by the laws of the State of Indiana, without giving effect to the principles of conflicts of laws thereof, irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

33. Construction. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

34. Code Section 409A. All Awards under the Plan are intended to be exempt from the requirements of Code Section 409A, either under Treas. Reg. §1.409A-1(b)(4), in the case of Performance Units, or under Treas. Reg. 1.409A-1(b)(5), in the case of all other Awards. Every provision of the Plan shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded and of no effect with respect to a non-exempt Award. In the event that, notwithstanding such intent, an Award granted hereunder constitutes “deferred compensation” within the meaning of Code Section 409A, but which is not otherwise exempt from the requirements of Code Section 409A, then, notwithstanding any other provision of the Plan or the applicable Award Agreement, (i) any amount that is payable under such Award on account of separation from service to a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), will not be paid earlier than the date that is six (6) month’s following the specified employee’s separation from service, as defined below; (ii) the determination of which individuals are “specified employees” will be made in accordance with such rules and practices, consistent with Code Section 409A and interpretive regulations, as are established from time to time by the Board of Directors, or its designee, in its discretion (iii) the Grantee will not be treated as having terminated employment or service until that individual has incurred a separation from service within the meaning of Code Section 409A; (iv) no event will be treated as a Change in Control with respect to that Award unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v); (v) neither the Company nor a Grantee may accelerate the payment (in time or schedule) of any amount deferred under this Plan, unless such acceleration is excepted from or permitted by Code Section 409A; (vi) neither the Plan nor an Award may be revised, amended or terminated in a manner that would cause a Grantee’s Award to be subject to early inclusion in income as provided in Code Section 409A prior to the actual settlement of the Award; and (vii) to the extent any other terms of the Plan or the applicable Award Agreement would subject the Grantee to gross income inclusion, interest, or additional tax pursuant to Code Section 409A prior to the actual settlement of the Award, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable requirements of Code Section 409A. While this Agreement is intended to comply with Code Section 409A, neither the Company nor its Affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of any person’s entitlements under this Agreement, including, but not limited to, under Code Section 409A. Accordingly, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, even after the application of this Section 34, the Company, the Committee and their designees and agents shall not be liable to any participant or other person for actions, decisions or determinations made by them in good faith. Except as otherwise specifically provided herein, Grantees are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any Grantee harmless from any or all of such taxes.

emmis communications EMMIS COMMUNICATIONS CORP. 40 MONUMENT CIRCLE INDIANAPOLIS, IN 46204 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # g 0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR each of the Nominees to serve for a term of 3 years 1. Election of Directors Nominees 01 Susan B. Bayh 02 Gary L. Kaseff 03 Patrick M. Walsh 02 0000000000 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Approval of 2015 Equity Compensation Plan; 3 Ratification of the selection of Ernst & Young, LLP. as Emmis’ independent registered public accountants for the fiscal year ending February 29, 2016. NOTE: This proxy confers discretionary authority for the proxy holders to vote on any other matter that may properly come before the meeting or any adjournments or postponements thereof. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE # 0000250196_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .
EMMIS COMMUNICATIONS CORPORATION
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors
The undersigned hereby appoints Jeffrey H. Smulyan and J. Scott Enright, and each of them indvidually, as attorneys-in-fact and proxy, with full power of substitution and to vote as designated on the reverse side all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, July 9, 2015 at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 and at any adjournment thereof.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000250196_2 R1.0.0.51160

emmis
communications
EMMIS COMMUNICATIONS CORP.
40 MONUMENT CIRCLE
INDIANAPOLIS, IN 46204
Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample 1234
ANYWHERE STREET
ANY CITY, ON A1A 1A1
1 OF 2
1
1
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
NAME
THE COMPANY NAME INC. - COMMON
THE COMPANY NAME INC. - CLASS A
THE COMPANY NAME INC. - CLASS B
THE COMPANY NAME INC. - CLASS C
THE COMPANY NAME INC. - CLASS D
THE COMPANY NAME INC. - CLASS E
THE COMPANY NAME INC. - CLASS F
THE COMPANY NAME INC. - 401 K
CONTROL # 0000000000000000
SHARES
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For All Withhold All For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR each of the Nominees to serve for a term of 3 years
1. Election of Directors
Nominees
02 Gary L. Kaseff
03 Patrick M. Walsh
The Board of Directors recommends you vote FOR proposals 2 and 3.
For Against Abstain
2 Approval of 2015 Equity Compensation Plan;
3 Ratification of the selection of Ernst & Young, LLP. as Emmis’ independent registered public accountants for the fiscal year ending February 29, 2016.
NOTE: This proxy confers discretionary authority for the proxy holders to vote on any other matter that may properly come before the meeting or any adjournments or postponements thereof.
02 0000000000
For address change/comments, mark here.
(see reverse for instructions)
Yes No
Please indicate if you plan to attend this meeting
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
JOB #
Signature (Joint Owners) Date
SHARES
CUSIP #
SEQUENCE #
0000250197_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .
EMMIS COMMUNICATIONS CORPORATION
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors
The undersigned hereby appoints Jeffrey H. Smulyan and J. Scott Enright, and each of them indvidually, as attorneys-in-fact and proxy, with full power of substitution and to vote as designated on the reverse side all shares of Class B Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, July 9, 2015 at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204 and at any adjournment thereof.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000250197_2 R1.0.0.51160